UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025 ANNUAL MEETING OF STOCKHOLDERS

OF

DYNAVAX TECHNOLOGIES CORPORATION

PROXY STATEMENT

OF

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED WHITE PROXY CARD TO VOTE VIA THE INTERNET OR BY TELEPHONE OR MARK SIGN, DATE AND RETURN THE ENCLOSED

WHITE PROXY CARD BY MAIL TODAY

This proxy statement (this “Proxy Statement”) and accompanying WHITE proxy card are being furnished to stockholders of Dynavax Technologies Corporation, a Delaware corporation (“Dynavax” or the “Company”), by Deep Track Biotechnology Master Fund, Ltd., a Cayman Islands exempted company (the “Record Stockholder” or “Deep Track Fund”), Deep Track Capital, LP, a Delaware limited partnership (“Deep Track Capital,” and together with the Record Stockholder, the “Deep Track Entities”), David Kroin (Mr. Kroin, collectively with the Deep Track Entities, the “Deep Track Parties” or “we,” “our” or “us”) and Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (collectively, with the Deep Track Parties, the “Participants”) in connection with the solicitation of proxies from the holders (the “Stockholders”) of common stock, $0.001 par value, of the Company (the “Common Stock”) at the 2025 annual meeting of Stockholders of the Company (including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of Stockholders held in lieu thereof, the “2025 Annual Meeting”).

This Proxy Statement and the enclosed WHITE proxy card are first being mailed to Stockholders on or about April 21, 2025.

We believe that the current Board of Directors of the Company (the “Board”) requires the addition of four new independent directors who will bring the expertise, owners’ mindset and skillset required to protect the interests of all Stockholders and maximize the long-term value of Dynavax’s assets. Our nominees include one Deep Track Capital senior executive and three nominees who are unaffiliated with the Deep Track Parties. We are seeking your support at the 2025 Annual Meeting scheduled to be held on June 11, 2025, at 7:00 a.m., Pacific Daylight Time in a virtual format only, for the following:

1.

To elect our four director nominees, Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (each, a “Deep Track Nominee” and, together, the “Deep Track Nominees”), to the Board as Class I directors for a term of three years, to serve until the 2028 annual meeting of Stockholders (the “2028 Annual Meeting”) and until their respective successors are duly elected and qualified;

2.	To vote, on an advisory basis, as to the compensation of the Company’s named executive officers;

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2025;

4.	To approve the Company’s proposal to amend and restate the Company’s Restated Certificate of Incorporation (the “Declassification Restatement”), pursuant to which the Company would phase-in the declassification of the Board over three years, whereby members of the Board standing for election at the 2026 Annual Meeting and thereafter would be elected for annual terms, such that all directors would stand for reelection annually, beginning with the 2028 annual Meeting, and implement certain other changes (such proposed amendment to the Charter, the “Declassification Plan”);

5.

To approve our proposal to repeal each provision of, or amendment to, the Company’s Amended and Restated Bylaws (as amended, supplemented or modified from time to time, the “Bylaws”) that the Board adopted without the approval of Stockholders subsequent to November 6, 2018, which is the date of the most recent publicly available amendment to the Bylaws, and up to and including the end of the 2025 Annual Meeting (the “Bylaw Proposal”);

and

6.	To transact such other business as may properly come before the 2025 Annual Meeting or any adjournment(s) thereof.

Through this Proxy Statement and enclosed WHITE proxy card, we are soliciting proxies to elect the four Deep Track Nominees to become Class I directors. The Deep Track Parties and Dynavax will each be using a universal proxy card for voting on the election of directors at the 2025 Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to four nominees on the Deep Track Parties’ enclosed WHITE proxy card. There is no need to use the Company’s gold proxy card or voting instruction form, regardless of how you wish to vote.

Assuming one or more of the Deep Track Nominees receives sufficient votes to be elected to the Board, your vote to elect such Deep Track Nominees will have the legal effect of replacing an equivalent number (up to four) incumbent directors of the Company. If elected, the Deep Track Nominees, subject to their fiduciary duties as directors, will seek to work with the other members of the Board to maximize stockholder value. However, the Deep Track Nominees will constitute a minority on the Board and, therefore, they may be unable to implement any actions that may be necessary to enhance stockholder value.

The names, background and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.

Stockholders are permitted to vote for less than four nominees or for any combination (up to four total) of the Deep Track Nominees and the Company’s nominees on the WHITE proxy card. The Deep Track Parties urge Stockholders to use our WHITE proxy card to vote “FOR” all four of the Deep Track Nominees.

IMPORTANTLY, IF YOU MARK MORE THAN FOUR “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

The Company has set the close of business on April 14, 2025 as the record date for determining Stockholders entitled to notice of, and to vote at, the 2025 Annual Meeting (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the 2025 Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted on at the 2025 Annual Meeting. According to the Company, as of the Record Date, there were 122,411,685 shares of Common Stock outstanding. The mailing address of the principal executive offices of the Company is 2100 Powell Street, Suite 720, Emeryville, California 94608.

As of the date hereof, the Deep Track Parties collectively own an aggregate of 17,791,486 shares of Common Stock (the “Deep Track Shares”). The Participants intend to vote the Deep Track Shares “FOR” the election of the Deep Track Nominees, “FOR” on the approval of named executive officer compensation, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year, “FOR” the approval of the Declassification Plan, and “FOR” the approval the Bylaw Proposal.

We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by following the instructions set forth on the enclosed WHITE proxy card to vote via the Internet or by telephone or by marking, signing, dating and returning the enclosed WHITE proxy card by mail today.

THIS SOLICITATION IS BEING MADE BY THE PARTICIPANTS AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. THE DEEP TRACK PARTIES ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2025 ANNUAL MEETING OTHER THAN AS DESCRIBED HEREIN. SHOULD OTHER MATTERS, WHICH THE DEEP TRACK PARTIES ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE 2025 ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

THE DEEP TRACK PARTIES URGE YOU TO VOTE “FOR” THE FOUR DEEP TRACK NOMINEES BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD TODAY. PLEASE VOTE VIA THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD BY MAIL, VOTING “FOR” THE ELECTION OF THE FOUR DEEP TRACK NOMINEES.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A WHITE PROXY CARD EVEN IF YOUR SHARES OF COMMON STOCK WERE SOLD AFTER THE RECORD DATE.

IF YOU HAVE ALREADY SENT A GOLD PROXY CARD FURNISHED BY THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD TO VOTE VIA THE INTERNET OR BY TELEPHONE, OR BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD BY MAIL. THE LATEST DATED PROXY IS THE ONLY ONE THAT WILL BE COUNTED. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AT THE 2025 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED, VALIDLY EXECUTED PROXY FOR THE 2025 ANNUAL MEETING OR BY VOTING IN PERSON AT THE 2025 ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting

This Proxy Statement and our WHITE proxy card are available on the SEC’s website at www.sec.gov.

IMPORTANT

Your vote is important, no matter how many shares of Common Stock you own. We urge you to follow the instructions set forth on the enclosed WHITE proxy card to vote via the Internet or by telephone or to mark, sign, date, and return the enclosed WHITE proxy card by mail today to vote FOR the election of the four Deep Track Nominees and in accordance with the Deep Track Parties’ recommendations on the other proposals on the agenda for the 2025 Annual Meeting.

•

If your shares of Common Stock are registered in your own name, please follow the instructions set forth on the enclosed WHITE proxy card to vote via the Internet or by telephone, or mark, sign and date the enclosed WHITE proxy card and return it today by mail in the postage-paid envelope provided.

•

If your shares of Common Stock are held in a brokerage account, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a WHITE voting instruction form, are being forwarded to you by your broker. As a beneficial owner, if you wish to vote, you must instruct your broker how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•

Depending upon your broker, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed WHITE voting instruction form for instructions on how to vote electronically. You may also vote by marking, signing, dating and returning the enclosed WHITE voting instruction form in the postage-paid envelope provided.

As we are using a “universal” proxy card containing both of the Deep Track Nominees as well as the Company’s nominees, there is no need to vote using a gold proxy card regardless of how you intend to vote.

The Deep Track Parties strongly urge you NOT to sign or return any gold proxy cards or gold voting instruction forms that you may receive from Dynavax. If you return the gold management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any WHITE proxy card you may have previously voted.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Deep Track’s proxy materials, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), using the contact information provided here:

Innisfree M&A Incorporated.

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free (877) 687-1865

Banks and Brokers call: (212) 750-5833

BACKGROUND OF THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•

Senior members of Deep Track Capital first purchased Dynavax Common Stock in 2010 at a prior investment firm, as part of a financing to assist the Company in further advancing the development of Heplisav. Since that time, they have closely followed the progress of Heplisav through clinical development and commercialization.

•	The Deep Track Fund, advised by Deep Track Capital, invested in the Company beginning in Q4 2022, and has purchased shares every quarter through Q4 2024.

•

Deep Track Capital regularly met with Company representatives following the release of quarterly financial results and at investor conferences. During these meetings, Deep Track Capital repeatedly spoke with the Company about capital allocation and strategy.

•

Beginning in October 2022, Deep Track Capital engaged in a due diligence review of the Company and its board, management, operations, capital allocation, strategy, performance, prospects, and related matters. As a result of this review, Deep Track Capital arrived at the conclusion that the Company was significantly undervalued and represented an attractive investment opportunity.

•

On May 19, 2023, Deep Track Capital filed a Schedule 13G, reporting beneficial ownership of approximately 6,556,180 shares of common stock, representing 5.10% of the Company’s outstanding common stock.

•	On February 14, 2024, Deep Track Capital filed an amendment to its Schedule 13G, reporting beneficial ownership of approximately 5.49% of the Company’s outstanding common stock.

•

On August 18, 2024, Mr. Erkman sent an email to Mr. Spencer noting that Deep Track Capital owned 10.9 million shares as of June 30, 2024, reiterating its view that Heplisav is a highly valuable asset and requesting an introduction to Scott Myers, Chairman of the Board.

•

On August 27, 2024, Mr. Erkman had a phone call with Mr. Myers, Ryan Spencer, Chief Executive Officer and Kelly MacDonald, Chief Financial Officer, primarily regarding the Company’s capital allocation strategy. The Company indicated that they were focusing on external opportunities to leverage their commercial infrastructure and that they had an active pipeline under review. Mr. Erkman shared his view that the Company could return capital to stockholders and still retain flexibility to acquire a synergistic asset if the opportunity arose.

•	On September 3, 2024, Mr. Erkman sent an email to Mr. Myers accepting Mr. Myers’ offer of a discussion between Deep Track Capital and Mr. Myers without management being present.

•

On September 13, 2024, Mr. Erkman and Mr. Kroin had a call with Mr. Myers and Paul Cox, Vice President, Investor Relations, regarding the workings of their transaction committee and discussed strategic issues focused on capital allocation and Deep Track Capital’s desire to work constructively with the Company.

•

On September 16, 2024, Deep Track Capital filed a Schedule 13D reporting beneficial ownership of approximately 12,526,486 shares of common stock, representing 9.6% of the Company’s outstanding stock. In its filing, Deep Track Capital stated its intention to engage in discussions with the Company’s management and Board about a variety of topics relating to the Company’s performance, business, operations, strategic opportunities, governance (including Board composition), and optimal use of excess cash, which Deep Track Capital indicated would, in its view, be best deployed by returning capital to shareholders rather than in-licensing of capital intensive development stage drug candidates or unnecessary business combinations or dispositions involving the Company or certain of its businesses.

•

On October 24, 2024, Deep Track Capital filed an amendment to its Schedule 13D reporting beneficial ownership of approximately 17,791,486 shares of common stock, representing 13.6% of the Company’s outstanding stock.

•

On October 28, 2024, the Company adopted the Stockholder Rights Plan, effectively limiting holders to 15% ownership, and disclosed that the adoption of such rights plan was in response to the recent accumulations of stock by Deep Track Capital.

•	On November 8, 2024, the Company entered into a $100 million accelerated share repurchase plan.

•

On November 14, 2024, Mr. Kroin sent a letter to Mr. Myers to be shared with the full Board, expressing concern regarding the underperformance of the Dynavax stock price and urging the Company to take several steps to maximize shareholder value, including (i) discontinuing the search for external assets, (ii) significantly increasing the size of the share repurchase program, (iii) executing a tax-advantaged return of capital against the Company’s accumulated deficit and (iv) focusing on growing Heplisav. In that letter, Deep Track Capital also expressed concern that Company leadership would not take all necessary steps to optimize shareholder value, and proposed replacing three existing Board members with three candidates that Deep Track Capital suggested, including a senior member of the Deep Track Capital team and two biotechnology executives. Deep Track Capital also offered to meet with members of the Board to discuss its recommendations.

•

On November 21, 2024, counsel for Deep Track Capital delivered a letter to John Slebir, Senior Vice President and General Counsel of the Company, requesting a copy of the written questionnaire for proposed nominees for election to the Board and requesting confirmation of certain nomination requirements.

•	On November 22, 2024, Mr. Myers emailed Mr. Kroin to schedule time to discuss Deep Track Capital’s perspectives.

•	On November 24, 2024, Mr. Slebir responded to the letter dated November 21, 2024 and provided the Company’s new director questionnaire.

•

On December 3, 2024, Mr. Kroin and Mr. Erkman had a conference call with Mr. Myers, Mr. Spencer and Mr. Cox, in which the composition of the Board and Deep Track Capital’s interest in naming three individuals to the Board, including Mr. Erkman, was discussed. Mr. Myers indicated that the Board was engaged in a Board refreshment process. Deep Track Capital indicated that it would share the names of its other nominees once there was more clarity as to timing and process. Mr. Kroin and Mr. Erkman also discussed capital allocation strategy and governance with the Company representatives.

•	On December 18, 2024, Mr. Myers requested the names and curricula vitae of the proposed candidates from Deep Track Capital.

•

Also on December 18, 2024, Mr. Kroin sent an email to Mr. Myers and Mr. Spencer, indicating that Deep Track Capital’s two additional candidates were long-tenured and well-respected public biotechnology executives, and requesting clarity on timing and next steps.

•

On December 19, 2024, the Board sent an email to Deep Track Capital indicating that the Board was supportive of the dialogue but could not commit to anything further before going through its established process for reviewing all director candidates.

•

On December 19, 2024, the Company’s counsel and Deep Track Capital’s counsel held a call. The Company’s counsel reiterated the Board’s interest in interviewing Deep Track Capital’s candidates. The Company’s counsel also stated that the Board had identified an individual they were interested in adding to the Board and who they believe was highly qualified, with significant experience in the vaccine space. The Company’s counsel stated that they had been counseling the Board to delay naming that individual to the Board until they were informed of Deep Track Capital’s candidates; however, the

Company’s counsel indicated that the Board was eager to add that individual as a director (potentially as part of any solution that Deep Track Capital and the Board might arrive at). The Company’s counsel warned that if Deep Track Capital did not share the names of Deep Track Capital’s candidates, then the Board may name that individual to the Board.

•

On December 30, 2024, on a call with the Company’s counsel, Deep Track Capital’s counsel acknowledged that Deep Track Capital was open to including the Company’s candidate in a potential mutually acceptable outcome, but noted that the level of Board change that shareholders could effect across the 2025 and 2026 elections would have to remain at what currently exists. Deep Track Capital’s counsel indicated that if the Company was open to Deep Track Capital’s framework, then Deep Track Capital would be willing to share the names of the remaining two nominees. The Company’s counsel refused to commit to Deep Track Capital’s framework, but stated that the Company was engaging in Board refreshment and stressed the importance of nominees going through the typical Board review process. Deep Track Capital’s counsel assured the Company’s counsel that Deep Track Capital’s nominees are qualified and reiterated that Deep Track Capital would share their names if the Company were seriously open-minded to Deep Track Capital’s framework. The Company’s counsel stated that the Board had reservations about adding two of Deep Track Capital’s nominees – despite their independence – who seem to accept Deep Track Capital’s thesis (i.e., returning cash to shareholders and refraining from acquisitions). Deep Track Capital’s counsel confirmed the independence of the nominees, stated they are not beholden to Deep Track Capital or Deep Track Capital’s thesis, and reiterated their commitment to working on behalf of all shareholders in good faith and with an open mind. The Company’s counsel stated that the Company’s candidate would be added to the Board, and asked whether Deep Track Capital was open to including other Company-identified candidates in a potential settlement agreement. Deep Track Capital’s counsel stressed the importance and benefit of new directors being sourced externally, but stated that Deep Track Capital was not categorically opposed to directors sourced by the Board, and asked for the opportunity to meet the Board’s existing candidate. The Company’s counsel said that the Board would be unlikely to permit such a meeting to occur. The Company’s counsel then asked if Deep Track Capital was open to nominating another person from Deep Track Capital in place of Mr. Erkman. Deep Track Capital’s counsel stated that this had not been discussed, but that Mr. Erkman is the closest to Deep Track Capital’s investment in the Company and would be the most engaged and informed director candidate from Deep Track Capital.

•

On January 2, 2025, on a call with Deep Track Capital’s counsel, the Company’s counsel shared that the Board was willing to add at least one additional qualified director in addition to the Company’s existing candidate and was open to at least one person coming off the Board. The Company’s counsel added that once the Board could interview Deep Track Capital’s candidates, it would be able to say more. The Company’s counsel stated that if Deep Track Capital were to add a director to the Board, the Board would not want Deep Track Capital to be able to run a slate of nominees in 2026. Deep Track Capital’s counsel suggested the Company de-classify its Board as part of a potential solution. The Company’s counsel said this would be problematic because the Board is concerned about putting Mr. Erkman on the Board and then having him be a part of a proxy contest. Deep Track Capital’s counsel emphasized the need for a framework that provided the ability for shareholders to push for further meaningful change at the 2026 election if warranted – and that such level of potential change be equivalent to that which currently existed. The Company’s counsel indicated that the Board would be more open to adding two independent directors (rather than Mr. Erkman). The Company’s counsel also stated that if Deep Track Capital did not share the names of the other two candidates, then the Board would add its candidate shortly.

•

On January 3, 2025, Mr. Kroin sent an email to Mr. Myers, identifying the two additional proposed nominees, Mr. Farrow and Mr. Santel, the reasons they were chosen by Deep Track Capital, and providing their biographies, along with Mr. Erkman’s biography. Mr. Kroin explained that Deep Track Capital had known Mr. Farrow and Mr. Santel for over 10 years, and selected them for their operational expertise and extensive track record of value creation at other companies similar in size and scale to Dynavax. Mr. Kroin stated that Deep Track Capital’s candidates would make themselves available quickly to meet with the Board, and again requested the opportunity to meet and learn more about the Board’s existing candidate.

•

One January 5, 2025, Mr. Myers sent an email to Mr. Kroin and Mr. Erkman to schedule meetings of the candidates with the Company’s Nominating and Corporate Governance Committee and providing certain qualifications about the Company’s Board candidate.

•	On January 9, 10 and 16, 2025, Mr. Farrow, Mr. Santel, and Mr. Erkman, respectively, were interviewed by the Nominating and Corporate Governance Committee of the Company.

•

On January 22, 2025, Mr. Kroin, Mr. Myers and Mr. Spencer held a call. On that call, the Company proposed the following: (i) the Board be expanded to 11 members, with Mr. Santel made a director with a term expiring in 2026 and a candidate with research and development expertise selected by the Company made a director with a term expiring in 2027; (ii) one existing director would retire, and a candidate with financial expertise selected by the Company would be added to the Board; (iii) Deep Track Capital would enter into a voting agreement to vote as recommended by the Company for the 2025 Annual Meeting and enter into a standstill agreement for the 2026 and 2027 annual stockholder meetings.

•

On January 22, 2025, Mr. Kroin sent an email to the Company expressing disappointment in the proposal and indicating that Deep Track Capital would not agree to any settlement which removes what already exists in terms of the level of Board change that could occur at shareholder votes across the 2025 and 2026 elections. Mr. Kroin made the following counterproposal: (i) declassification of the Board so that all directors are up for election in 2026, thereby giving stockholders a voice on the entire composition of the Board, (ii) the Board would be set at nine members, two existing directors resign from the Board and Mr. Erkman and Mr. Santel join the Board at the 2025 Annual Meeting and (iii) the Stockholder Rights Plan would be removed. Mr. Kroin also expressed willingness to evaluate the Company’s existing nominee, as long as the Board size remained at nine, and again asked for that nominee’s name and an opportunity to meet such nominee.

•

On January 23, 2025, counsel for Deep Track Capital, counsel for the Company, and a representative of Goldman Sachs, the Company’s financial advisor, held a call on which the settlement proposal sent by Mr. Kroin was discussed. On the call, the Company’s counsel accused Deep Track Capital of wanting to take control of the Company. Deep Track Capital’s counsel stated that Deep Track Capital’s position was being misconstrued. In fact, Deep Track Capital’s counsel clarified, Deep Track Capital was not interested in taking control of the Company. Rather, Deep Track Capital was interested primarily in preserving the opportunity for Stockholders to potentially change a majority of the seats on the Board, in the aggregate, over the course of the 2025 and 2026 elections, given the large class of directors up for election in 2025 and the small class of directors up for election in 2026. Deep Track Capital’s counsel further stated that Deep Track Capital would even be willing to accept just one seat on the Board, if the Company would agree to declassify the Board so that all directors were up for election in 2026.

•

On January 24, 2025, Mr. Myers and Mr. Spencer sent an email to Mr. Kroin stating that Mr. Kroin’s January 22 email contained mischaracterizations of their last conversation and proposed having another discussion.

•

On January 25, 2025, Mr. Kroin and Mr. Erkman spoke with Mr. Myers and Mr. Spencer regarding a settlement proposal. On that call, the Company proposed appointing Mr. Santel to the Board along with the Company’s two candidates. Mr. Myers and Mr. Spencer also stated that the Board would not consider adding Mr. Erkman to the Board. Mr. Kroin indicated that this proposal was not sufficient and reiterated Deep Track Capital’s January 22, 2025 proposal.

•	On January 27, 2025 the Company issued a press release announcing the appointment of two directors to the Board. Lauren Silvernail was appointed to serve as a Class I Director until the 2025 Annual

Meeting. Emilio Emini was appointed to serve as a Class III Director until the 2027 annual stockholder meeting. It was also announced that Peggy V. Phillips and Julie Eastland would be retiring from the Board, effective immediately prior to the 2025 Annual Meeting. In conjunction with these appointments and announcements, the Company announced that the size of the Board was being increased to 11 and that immediately prior to the 2025 Annual Meeting the size of the Board would be decreased to nine. Additionally, the Company announced that the Board intended to seek stockholder approval at the 2025 Annual Meeting for a phased-in declassification of the Board by 2028.

•

On January 27, 2025, Mr. Kroin sent an email to Mr. Myers and Mr. Spencer asking whether the Company intended to send another settlement proposal following their announcement of two new Board members or if settlement negotiations were over.

•

On January 28, 2025, Mr. Myers sent an email to Mr. Kroin, rejecting the settlement proposed by Mr. Kroin on January 22, 2025, and indicating that the Board was open to appointing Mr. Santel to the Board through a future negotiated settlement, but would not agree to appoint Mr. Erkman to the Board.

•

On January 29, 2025, Deep Track Capital sent the following written settlement proposal to the Company: (i) Mr. Santel joins the Board and an existing director retires, for a Board size of nine directors; (ii) the Stockholder Rights Plan is removed; (iii) declassification of the Board so all directors are up for election in 2026; and (iv) the share repurchase program is increased from $200 million to $400 million. Mr. Kroin explained that Deep Track Capital did not see a defensible business rationale for preserving a classified Board for three additional years, and further explained that, in Deep Track’s view, the Company has ample cash to significantly increase its share repurchases to the requested level. Mr. Kroin also questioned the Board’s absolute refusal to appoint Mr. Erkman to the Board, despite Mr. Erkman’s deep knowledge of, and investor perspective on, the Company.

•	On January 29, 2025, Mr. Myers sent an email to Mr. Kroin and Mr. Erkman expressing willingness to speak with Mr. Santel and indicating that their legal counsel would be in touch on the proposal.

•

On January 30, 2025, counsel for Deep Track Capital spoke with counsel for the Company to discuss the settlement proposal. Counsel for the Company proposed the following terms for a settlement and following the call sent a draft cooperation agreement to Deep Track’s counsel providing for these terms: (i) Mr. Santel would be appointed to the Board with a term expiring in 2027; (ii) one existing director would retire immediately prior to the 2025 Annual Meeting, such that the Board would be set at nine members at that time; (iii) Deep Track Capital would agree to a standstill until 30 days before the stockholder nomination deadline for the 2026 annual stockholders meeting, and during such period agrees to vote as recommended by the Board. The Company would not make any changes to its three-year Board declassification plan or its share repurchase program.

•	On January 31, 2025, Mr. Santel spoke with each of Mr. Myers and Mr. Spencer.

•	On February 1, 2025, counsel for the Company reached out to counsel for Deep Track Capital inquiring about an update on timing.

•

Following February 1, 2025, Deep Track Capital considered the discussions and negotiations with the Company to date and the lack of movement exhibited in the Company’s January 30, 2025 proposal, and determined to proceed with its nomination of the Deep Track Nominees.

•

On February 18, 2025, Deep Track Fund delivered a Notice of Stockholder Proposal and Nomination of Candidates for Election to the Board (the “Notice”) to the Company. The Notice informed the Company, among other things, of Deep Track Fund’s intent to nominate Mr. Erkman, Mr. Farrow, Mr. Mullette and Mr. Santel for election to the Board at the Company’s 2025 Annual Meeting.

•

On February 19, 2025, Deep Track Capital issued a press release with a letter to Company stockholders in which Deep Track Capital shared its nomination of four candidates to the Board and expressed concerns that the Company’s misguided acquisition strategy would harm shareholder value and hinder realization of the full potential of Heplisav. Deep Track Capital further criticized the Board’s governance and entrenchment tactics, such as the implementation of a stockholder rights plan, perfunctory and reactive “check the box” moves, such as the share buyback program, which occurred only after Deep Track Capital publicly disclosed its ownership position, and board composition changes, which did not improve the Company’s governance profile or lack of director independence. The letter also highlighted the backgrounds and skills of Deep Track Capital’s nominees, who offer independence, valuable perspectives, life sciences expertise, capital allocation experience, and operational skills.

•	On February 19, 2025, Deep Track Capital also filed an amendment to its Schedule 13D, announcing that it had submitted the Notice to the Company.

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On February 19, 2025, the Company issued a press release responding to the Notice. In the press release, the Company referenced Deep Track Capital “purporting to nominate” four Board candidates and referenced the Company’s performance record and commitment to long-term stockholder value. The Company also claimed that despite extensive engagement with Deep Track Capital, disagreements remained over strategic direction and board control, and labeled Deep Track Capital’s proxy contest as “unreasonable”.

•

On February 20, 2025, in response to the “purporting to nominate” language in the Company’s press release, counsel for Deep Track Capital sent the Company a letter requesting immediate confirmation that the nominations were proper, or immediate notice of any claimed deficiencies.

•

On February 21, 2025, the afternoon prior to the stockholder nomination deadline and three days after Deep Track Capital delivered the Notice, counsel for the Company sent a letter to Deep Track Capital citing alleged “deficiencies” in the Notice, and requiring that any supplementary information be delivered by the stockholder nomination deadline (i.e., the next afternoon).

•

On February 22, 2025, counsel for Deep Track Capital delivered a letter to the Company rejecting the Company’s assertions of alleged deficiencies in the Notice and expressing disappointment that the Company chose to advance incorrect and trivial matters with respect to the Notice, making clear that the Company is trying to deny stockholders the right to elect directors that are fully qualified, independent and eligible for the position. For example, the Company alleged that the Notice omitted a business address for Mr. Santel, when the Notice clearly explained that Mr. Santel is retired and provided his residential address. The letter also provided additional information in response to the Company’s requests, on a voluntary and supplemental basis, to avoid further picayune disputes.

•

On February 25, 2025, counsel for Deep Track Capital delivered a Section 220 demand letter to the Company, asking for the Company’s stockholder lists and related information and included a form of confidentiality agreement with such request.

•

On March 3, 2025, the Company abruptly canceled its meeting with Deep Track Capital scheduled for the next day, March 4, at the TD Cowen 45th Annual Healthcare Conference. The Company also did not reach out to Deep Track Capital to schedule a customary post-earnings call with Company management.

•

On March 4, 2025, counsel for the Company responded to Deep Track Capital’s Section 220 demand letter, agreeing to furnish certain materials subject to an acceptable confidentiality agreement and reimbursement of costs and expenses, and included a revised draft of the confidentiality agreement.

•

On March 5, 2025, the Company entered into agreements with certain holders of its 2.50% convertible senior notes due 2026 (the “2026 Notes”) and new investors to issue $185.3 million aggregate principal amount of 2.00% convertible senior notes due 2030 (the “New Notes”) and pay $82.5 million in cash in exchange for approximately $185.3 million aggregate principal amount of 2026 Notes, and to issue approximately $39.7 million aggregate principal amount of New Notes for cash (the “Financing Transactions”).

•	On March 7, 2024, Deep Track Capital’s counsel sent a revised draft of the confidentiality agreement to the Company’s counsel.

•

On March 10, 2025, counsel for Deep Track Capital responded to the Company’s March 4, 2025 letter reiterating Deep Track Capital’s demand for certain information, including information with respect to participants in Company stock plans.

•

On March 10, 2025, Deep Track Capital sent a letter to the Board and issued a press release making public such letter. The letter included an update on the positive reactions Deep Track Capital had received from a number of significant Company shareholders, concern over the Company’s questionable and unsophisticated corporate finance strategy, including the Company’s recent convertible debt issuance, disappointment over the Board’s continuing unwillingness to constructively engage with Deep Track Capital in reaching a resolution, and a clarification that Deep Track Capital’s campaign was not intended to take “control” of the Board, contrary to the Company’s assertions.

•

On March 11, 2025, the Company’s counsel sent an email to Deep Track Capital’s counsel with a revised draft of the confidentiality agreement, an invoice for costs and expenses in connection with the demand and a letter indicating that it would produce the documents responsive to the demand.

•	On March 11, 2025, Mr. Spencer sent an email to Mr. Kroin asking for a call with Mr. Kroin.

•	On March 12, 2025, Deep Track Capital’s counsel sent an email to the Company’s counsel with a revised draft of the confidentiality agreement.

•

On March 12, 2025, Mr. Kroin and Mr. Spencer held a phone conversation. Mr. Spencer proposed that Mr. Santel and Mr. Farrow become board members, replacing two existing longer-term directors. Mr. Kroin responded that he did not believe that Deep Track Capital would agree to a settlement that did not include Mr. Erkman joining the Board. Mr. Spencer then offered that Mr. Santel (with a term expiring in 2026) and Mr. Erkman (with a term expiring in 2027) join the Board, and Deep Track Capital agree to a standstill through the conclusion of the 2026 Annual Meeting. Mr. Kroin requested that the Company increase its stock buyback program and reiterated that, in Deep Track Capital’s view, Company resources should not be used to focus on business development and acquisitions. Mr. Spencer indicated that an additional $200 million in stock buybacks was too much of an increase, though an additional $100 million in buybacks might be workable. Mr. Spencer also indicated that the Board does not want to accelerate its Board declassification plan, and asked Mr. Kroin to consider and revert with thoughts on forward-looking strategy if Mr. Santel and Mr. Erkman were to join the Board.

•

On March 13, 2025, Mr. Kroin called Mr. Spencer and proposed that Mr. Kroin and Mr. Erkman attend a Board meeting under a non-disclosure agreement, to discuss with the Board Deep Track Capital’s views on the Company’s business, strategic opportunities and optimal use of excess cash. Mr. Spencer indicated that he would discuss this with the Board and its advisors. Mr. Kroin stated that Deep Track Capital’s counsel would reach out to the Company’s counsel to discuss a possible process for such a meeting.

•	On March 13, 2025, the Company completed the Financing Transactions and repurchased approximately $8 million of its common stock.

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On March 13, 2025, Deep Track Capital and the Company executed the confidentiality agreement in connection with Deep Track Capital’s Section 220 demand and on March 14, 2024, Deep Track Capital paid the Company for expenses relating to the production of documents in response to the Section 220 demand.

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On March 14, 2025, the Company’s counsel held a phone call with Deep Track Capital’s counsel. The Company’s counsel rejected the proposal for a discussion between Deep Track Capital and the Board at a Board meeting, and rejected the execution of a non-disclosure agreement. The Company’s counsel indicated that Deep Track Capital could make a presentation to the Board, but that the Board would be “in listen only mode” and that there should be “no expectation of a dialogue” with the Board.

•	On March 17, 2025, the Company provided certain information responsive to the Section 220 demand.

•

On March 20, 2025, Mr. Kroin sent an email to Mr. Spencer, expressing disappointment at the Company’s rejection of Deep Track Capital’s proposal to engage in a constructive private discussion with the Board under a non-disclosure agreement. Mr. Kroin also rejected the Company’s proposed settlement offer and made the following counterproposal: (i) Mr. Erkman and two other Deep Track Capital nominees join the Board, (ii) Mr. Myers and two existing directors leave the Board, and (iii) Deep Track Capital enter into a standstill agreement.

•

On March 20, 2025, Mr. Spencer sent an email response to Mr. Kroin, and reiterated that Deep Track Capital could make a presentation to the Board without a non-disclosure agreement. Mr. Spencer also rejected Mr. Kroin’s most recent settlement offer and proposed that: (i) two independent Deep Track Capital candidates join the Board and two longer-tenured Company directors leave the Board and (ii) Deep Track Capital enter into a standstill agreement.

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On March 22, 2025, Mr. Kroin sent an email to Mr. Spencer explaining that Deep Track Capital’s attendance at a Board meeting without a non-disclosure agreement and in which the Board would be in “listen only mode,” would not allow for a collaborative discussion or offer the best chance of a mutually agreeable solution. Mr. Kroin also rejected the Company’s most recent offer, which did not reflect any movement or compromise on the part of the Company.

•	On April 3, 2025, Mr. Kroin left a voice message for Mr. Spencer requesting a return call. Mr. Spencer did not return Mr. Kroin’s message.

•	On April 7, 2025, Deep Track Capital filed the preliminary proxy statement.

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On April 10, 2025, Mr. Erkman initiated a call with Mr. Spencer and Mr. Cox during which Mr. Erkman made the following proposal: (1) Mr. Erkman and Mr. Santel would be appointed to the Board, (2) two long-tenured incumbent directors would step down, (3) the Board would re-balance its classes such that there would be three directors in each class (with Mr. Erkman and Mr. Santel added to any class except the one up for election in 2026), and (4) there would be no standstill agreement.

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On April 12, 2025, Mr. Spencer sent an email to Mr. Erkman and Mr. Kroin rejecting the proposal and reiterating the Board’s March 12th proposal. The email indicated that the April 10th proposal was not an acceptable framework as it included Mr. Erkman’s joining the Board and did not include a standstill. Mr. Spencer also claimed that that the Board had never offered to have Mr. Erkman join the Board as part of a settlement.

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On April 16, 2025, Deep Track Capital issued a press release commenting on the Company’s rejection of its most recent settlement offer. Deep Track Capital noted that the Company had put forth a prior proposal for the third time without compromising, and that the Board appeared set on not having a representative of one of its largest shareholders as a director. Deep Track Capital also stated that while it remained open to discussions, it was committed to protecting the best interests of all Dynavax shareholders and ensuring their voices are heard.

•	On April 17, 2025, Deep Track Capital filed the revised proxy statement with the SEC in preliminary form.

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Prior to filing this definitive proxy statement, representatives of Deep Track Capital and the Company engaged in further settlement discussions around a framework that involved appointing Mr. Erkman and Mr. Santel to the Board but had not reached any agreement.

•	On April 21, 2025, Deep Track Capital filed this definitive proxy statement.

REASONS FOR THE SOLICITATION

Deep Track Capital, along with its affiliates, is one of the largest shareholders of the Company, with ownership of approximately 14.3% as of the date hereof. Deep Track Capital managed approximately $4 billion as of March 31, 2025, on behalf of its investors, which include numerous healthcare organizations and non-profits, and we invest exclusively in the life sciences space. Since its inception in 2021, Deep Track Capital has directly invested billions of dollars into more than one hundred companies to advance the development of novel therapies. The senior members of Deep Track Capital, while at a prior firm, first purchased shares of the Company in a financing nearly 15 years ago to support the development of Heplisav, a best-in-class adult vaccine for Hepatitis B. As a firm, we have continued to steadily build our position in the Company and, in fact, have purchased shares every quarter from Q4 2022 through Q4 2024 – demonstrating our conviction in the Company’s potential.

Deep Track Capital initially reached out to the Company privately in an attempt to have constructive discussions with management and the Board about the Company’s performance, business, operations, strategic opportunities, governance and optimal use of excess cash. Despite our efforts over a period of months to engage constructively with the Board and management team regarding our concerns and the opportunities that we believe are available to drive value, it became clear that the Board is more interested in entrenchment and pursuing its unfortunate acquisition strategy than acting in the best interests of all Stockholders. Our discussions with non-executive members of the Board have largely been limited to the Chairman, Scott Myers, who we believe is the architect of, and is responsible for, the Company’s current misguided strategy.

We believe that the Company’s “empire-building” strategy of seeking acquisitions that lack strategic rationale instead of focusing on leveraging the potential of its major asset, Heplisav, is putting Stockholders’ investments at risk. While we have confidence in the Company’s management team, we are highly skeptical of the strategy being set by the Board. In 2023, the Board tasked management with presenting an evaluation of at least three late stage/commercial opportunities. The Company’s subsequent focus on asset acquisitions and growing inorganically have yielded no viable acquisition opportunities and have distracted management from growing Heplisav. Most recently, despite having significant available cash on its balance sheet, the Company inexplicably increased its debt obligations by refinancing the majority of its outstanding convertible debt with expensive new convertible notes, rather than pay down its debt obligations using cash on hand. These questionable and unsophisticated strategies indicate the need for a refreshed Board with independent perspectives and greater alignment with Stockholders.

The Board has also resorted to reactive board entrenchment moves, including replacing directors with appointees who do nothing to address governance deficiencies and quickly adopting a Stockholder Rights Plan as soon as we disclosed the increase in our ownership stake in the Company to 13.6%. The Company has made only perfunctory moves to appear shareholder-friendly, such as announcing a $200 million share buyback – something Deep Track Capital (and others) had long implored the Company to do, but which only occurred after Deep Track Capital publicly surfaced – and declassifying a staggered board after our criticism, but only over the course of years, with its full effect not taking place until 2028.

Deep Track Capital does not typically take active, public roles at companies. However, as a long-term and significant investor of Dynavax, we felt compelled to alert our fellow stockholders to the risk that the Company will squander its substantial and growing cash balance on an ill-advised acquisition and jeopardize future profitability and rob shareholders of the immense opportunities to be realized by focusing on Heplisav. We believe change is clearly and urgently required at the Company. Our nominees are not tied to prior Board decisions and would critically evaluate the Company’s strategy. They would also bring financial, healthcare-related, and corporate governance experience and expertise, as well as fresh thinking and Stockholder alignment.

We believe that the Company has lost credibility among the investment community, as evidenced by a stock price that underperformed two prominent biotech indices over the one and three-year periods prior to the filing of our beneficial ownership report disclosing a 13.6% ownership interest in the Company, and the relatively small number of specialist healthcare investors in the Company.

We believe the Deep Track Nominees will help instill accountability and drive improved performance by restoring credibility among the investment community and putting the best interests of Stockholders first.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company has a classified board, divided into three (3) classes, and each class has a three-year term. The directors in each class are elected for staggered terms such that the term of office of one (1) class of directors expires at each annual meeting of stockholders. On January 26, 2025, the Company announced that, effective February 3, 2025, it had appointed two new members to the Board of Directors and had increased the authorized number of directors to eleven (11), effective immediately prior to these new appointments. The Company also announced at that time that two existing board members would retire as members of the Board effective immediately prior to the 2025 Annual Meeting, and that, immediately prior to the 2025 Annual Meeting, the authorized number of directors would be decreased to nine (9). The terms of four (4) Class I directors are set to expire at the 2025 Annual Meeting.

We are seeking your support at the 2025 Annual Meeting to elect each of the Deep Track Nominees, Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel, for terms ending at the 2028 Annual Meeting. Assuming one or more of the Deep Track Nominees receives sufficient votes to be elected to the Board, your vote to elect such Deep Track Nominees will have the legal effect of replacing an equivalent number (up to four) incumbent directors of the Company (including one director who was recently appointed by the Board). If elected, the Deep Track Nominees will represent a minority of the members of the Board, and therefore, may be unable to implement any actions that may be necessary to enhance stockholder value. However, we believe that the election of the Deep Track Nominees is an important step in the right direction for enhancing long-term value at the Company. You should refer to the Company’s proxy statement for the names, background, qualifications and other information concerning the Company’s nominees.

This Proxy Statement is soliciting proxies to elect the four Deep Track Nominees. We have provided the required notice to the Company pursuant to the universal proxy rules, including Rule 14a-19(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend to solicit the holders of Common Stock representing at least 67% of the voting power of Common Stock entitled to vote on the election of directors in support of director nominees other than the Company’s nominees.

THE DEEP TRACK NOMINEES

The following description sets forth the name, age, present principal occupation, and employment and material occupations, positions, offices or employments for the past five (5) years of the Deep Track Nominees. This information has been furnished to us by the Deep Track Nominees. The nomination was made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Deep Track Nominees should serve as directors of the Company are also set forth below.

Brett Erkman, age 44.

Since October 2022, Brett Erkman has served as a Managing Director of Deep Track Capital, an investment firm focused on the life sciences. Prior to Deep Track Capital, he was a biotechnology investor at Great Point Partners from October 2006 through April 2022. Previously, Mr. Erkman was a sell side associate at ThinkEquity Partners and a financial analyst at Abbott Laboratories. Mr. Erkman holds a B.S. in Finance from DePaul University.

Mr. Erkman has been analyzing investments in biotechnology companies for 20 years. As such, he would bring many skills to his service on the Board of directors including financial acumen, strategic thinking, an understanding of risk management, and insight into the health care markets. In particular, Mr. Erkman’s history with Dynavax as an investor dates back to middle of the HBV-16 trial, giving him a long-term perspective on the history of the company’s lead asset. This history, combined with his experience as an investor in other vaccine-focused companies, gives him a deep understanding of the difficulties and complexities of vaccine development from technical, regulatory, and commercial perspectives. Furthermore, Mr. Erkman’s long history as a buy-side investor would offer a unique opportunity for other directors to hear precise and highly informed guidance on how public market investors would interpret and react to disclosures, forecasts, strategies, and expectations issued by the Company.

Jeffrey Farrow, age 63.

Jeffrey Farrow has served as Chief Financial Officer and Chief Strategy Officer of Tarsus Pharmaceuticals, Inc. since April 2023. Mr. Farrow also serves as a board member of Clover Biotherapeutics, a position he has held since September 2021. Mr. Farrow previously served as Chief Financial Officer of Global Blood Therapeutics, Inc., a biopharmaceutical company, from April 2016 until December 2022 when it was acquired by Pfizer. At Global Blood Therapeutics, he was part of the team responsible for the successful regulatory approval and commercial launch of Oxbryta for the treatment of sickle cell disease. Prior to that, Mr. Farrow served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 which was acquired by Horizon Therapeutics in May 2015. He previously served as vice president of finance at Evotec AG, a drug discovery and development company. Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

As a chief financial officer in the pharmaceutical industry for over 10 years, Mr. Farrow has an understanding of financial reporting, budgeting, forecasting and financial analysis and how these are carried out in the healthcare industry. He also has a deep understanding of the regulatory environment in the pharmaceutical industry and knowledge of the drug development process. Mr. Farrow’s significant financial background, including as a chief financial officer in the healthcare industry, would bring to the Company substantial financial expertise and an experienced perspective to the Board on issues relating to finance.

Michael Mullette, age 45.

Michael Mullette is an experienced drug development and commercialization professional with decades of experience growing businesses. Mr. Mullette has most recently been serving as interim CEO of Lykos Therapeutics since September 2024 and Chief Operating Officer since March of 2022. Before that, Mr. Mullette served as vice president of North America commercial operations for Moderna from July 2020 to March 2022, where he oversaw commercialization of the company’s COVID-19 vaccine during the height of the COVID-19 pandemic. Before Moderna he spent almost 20 years with Sanofi Pasteur working in vaccine, commercial, business development, operations, strategy, planning, marketing and sales in roles of increasing levels of responsibility in the US, France, Australia, Japan, and Canada. Mike earned his Bachelor of Business Administration from Villanova University and an M.B.A. from Lehigh University.

As an interim chief executive officer, chief operating officer, and executive in the healthcare industry, Mr. Mullette provides insight into operational matters, along with industry knowledge and experience in healthcare and pharmaceuticals. Mr. Mullette would bring to the Company strong leadership and day-to- day operational experience, and a deep understanding of business risks, based on his leadership positions in the healthcare and biotechnology space.

Donald Santel, age 64.

Donald Santel currently serves as chairman of the board of a private biotechnology company, Tentarix Biotherapeutics, since March 2022, as an independent director of private biotechnology company, Inograft

Biotherapeutics, since December 2023 and independent director of private biotechnology company, March Therapeutics, since August 2024. Since January 2023, he has served on the board of Aerovate Therapeutics, a public biotechnology company (NASDAQ: AVTE). Mr. Santel previously served on the board of directors of Oyster Point Pharma, Inc., a publicly-traded commercial-stage biopharmaceutical company focused on therapies to treat ophthalmic diseases, from August 2021 until the sale of the company to Viatris, Inc. in January 2023. Mr. Santel served on the board of Consonance-HFW Acquisition Corp. from December 2020 to August 2021. Mr. Santel also previously served as Executive Chairman of Adicet Bio, Inc., a private allogeneic cell therapy oncology company, from October 2017 until its reverse merger with resTORbio, Inc. in September 2020, and from March 2018 through April 2019, as Adicet Bio’s interim Chief Executive Officer. Mr. Santel served as Chief Executive Officer of Hyperion Therapeutics (Nasdaq GM: HPTX) from June 2008 until the sale of the company to Horizon Pharma (Nasdaq: HZNP) for $1.1 billion in May 2015, and was a member of Hyperion’s board of directors from March 2007 through the Company’s sale. Previously, Mr. Santel was the Chief Executive Officer of CoTherix, Inc., (Nasdaq: CTRX) from January 2000 through its sale to Actelion for $419 million in January 2007. Prior to joining CoTherix, Mr. Santel was employed by several medical device companies, including Cardiac Pathways Corporation (acquired by Boston Scientific) and Medtronic, Inc. Mr. Santel previously served on the board of directors of Anthera Pharmaceuticals, Inc. from October 2007 to May 2012, and ChemGenex Pharmaceuticals, Inc., from December 2007 to July 2009; both publicly traded companies. Mr. Santel holds an M.S. in electrical engineering from the University of Minnesota and a B.S.E. in biomedical engineering from Purdue University.

Mr. Santel’s many years working in the life sciences industry, particularly as the chief executive during the sale of two such companies, provides managerial and operational perspective to the Board. Mr. Santel’s extensive experience as a healthcare chief executive officer and director would bring to the Company strong leadership and human capital management skills, including experience managing significant mergers and acquisitions activity.

Other than as stated herein, there are no arrangements or understandings among the Deep Track Parties or any other person or persons pursuant to which the nomination of the Deep Track Nominees described herein is to be made, other than the consent by each of the Deep Track Nominees to be named as a nominee of Deep Track Capital in any proxy statement relating to the 2025 Annual Meeting and serving as a director of the Company if elected as such at the 2025 Annual Meeting.

Interests in the Solicitation

The Deep Track Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of the compensation that the Deep Track Nominees will receive from the Company as a director, if elected to the Board, and as described below. We expect that the Deep Track Nominees, if elected, will be indemnified for their service as directors of the Company to the same extent indemnification is provided to the current directors of the Company under the Bylaws and the Charter and be covered by the policy of insurance which insures the Company’s directors and officers.

Mr. Erkman could be considered to have an indirect interest in the Nomination Proposal, as described in further detail below. Other than as set forth in this Proxy Statement and in Schedule I (which is incorporated herein by reference), no Participant, or any associate of any Participant, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2025 Annual Meeting.

Mr. Erkman is an employee of Deep Track Capital, holding the title of Managing Director. Deep Track Capital serves as advisor to Deep Track Fund that is the stockholder of record. Mr. Erkman’s compensation is not specifically tied to the performance of the investment in the Company, but aspects of his compensation are tied to the performance of the entire fund. In addition, there are no oral or written agreements, arrangements or understandings between Mr. Erkman and Deep Track Capital or any of its affiliates with respect to Mr. Erkman’s nomination.

Arrangements between Deep Track Capital and the Deep Track Nominees

Deep Track Capital has entered into an Engagement and Indemnification Agreement with each of Mr. Farrow, Mr. Mullette and Mr. Santel (the “Engagement and Indemnification Agreements”) pursuant to which each agreed to be named as a Deep Track Nominee in Deep Track Capital’s proxy soliciting materials relating to the 2025 Annual Meeting and to serve as director if elected. Pursuant to the Engagement and Indemnification Agreements, each of Messrs. Farrow, Mullette and Santel has agreed to, among other matters, stand as a Deep Track Nominee for election to the Board at the 2025 Annual Meeting, be named in Deep Track Capital’s solicitation materials, serve as a director if elected, and coordinate with Deep Track Capital in connection with any public disclosures or litigation relating to the solicitation. Pursuant to the Engagement and Indemnification Agreement, each of Mr. Farrow, Mr. Mullette and Mr. Santel also received a $10,000 payment within five (5) business days following its execution, with a further $20,000 payable upon the earlier to occur of (i) such Deep Track Nominee’s election to the Board by the Stockholders or his appointment to the Board pursuant to an agreement between the Company and Deep Track Capital, (ii) such Deep Track Nominee not being elected as a director of the Company following the conclusion of a proxy solicitation in which Deep Track Capital nominated (and did not withdraw) his nomination for election to the Board, or (iii) Deep Track’s decision to withdraw such Deep Track Nominee’s nomination. Deep Track Capital has agreed to indemnify each of Mr. Farrow, Mr. Mullette and Mr. Santel against any losses suffered, incurred or sustained in connection with being a member of the slate or the solicitation of proxies in connection therewith. For the avoidance of doubt, such indemnification does not apply to any claims made against any of them in their capacity or service as a director of the Company, if so elected. Deep Track Capital has further agreed to reimburse each of Mr. Farrow, Mr. Mullette and Mr. Santel for reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the slate, including, without limitation, travel expenses and expenses in connection with legal representation in connection with being a member of the slate. Each of the Deep Track Nominees has also executed a written consent to serve as a director if elected. The foregoing description is qualified in its entirety by reference to the form of Engagement and Indemnification Agreement attached as Exhibit 99.2 to Amendment No. 2 to Schedule 13D filed by the Deep Track Parties with respect to the Company on February 19, 2025.

If elected to the Board, the Deep Track Nominees will not receive any compensation from the Deep Track Parties to serve as a director. They will, however, receive whatever compensation the Board has established for non-employee directors of the Company unless and until the Board determines to change such compensation.

Compensation of the Company’s Directors

As disclosed in the Company’s proxy statement filed with the SEC on April 3, 2025, non-employee directors of the Company were compensated for the fiscal year ended December 31, 2024, as follows:

The Company’s 2018 Equity Incentive Plan provides a cap on the aggregate value of all cash and equity-based compensation paid annually to the Company’s non-employee directors. Non-employee directors may not be paid more than $200,000 in cash compensation per year or receive equity grants with a total value of more than $800,000 under any plans except newly appointed or elected non-employee directors may receive an initial equity grant with total value of $1,200,000. The value of equity awards is based on the grant date fair value of such awards for financial reporting purposes.

During 2024, under the Company’s director compensation policy (the “Director Compensation Policy”), each member of the Board who was not an employee or officer of the Company received the following cash compensation for Board services:

•	A $100,000 annual retainer for service as Chair of the Board or, alternatively, a $50,000 annual retainer for service as a member of the Board;

•	A $20,000 annual retainer for the Chair of the Audit Committee and a $10,000 annual retainer for each additional member of the Audit Committee (under the amended Non-Employee Director Compensation

Policy, which became effective in January 2025 (“Amended Director Compensation Policy”), this annual retainer increased to $25,000 for the Chair of the Audit Committee and $12,500 for each additional member of the Audit Committee);

•

A $15,000 annual retainer for the Chair of the Compensation Committee and a $7,000 annual retainer for each additional member of the Compensation Committee (under the Amended Director Compensation Policy, this annual retainer increased to $20,000 for the Chair of the Compensation Committee and $10,000 for each additional member of the Compensation Committee); and

•	A $10,000 annual retainer for the Chair of the Nominating and Corporate Governance Committee and $5,000 annual retainer for each additional member of the Nominating and Corporate Governance Committee.

Cash compensation is paid on a quarterly basis, in advance, except that for new appointments (whether to the Board or to a committee seat not previously held) the fees for that quarter are pro-rated based on the actual number of days served during such quarter. The Company also reimburses their non-employee directors for their reasonable expenses incurred in attending meetings of the Board and committees of the Board.

In addition, the below summarizes the Company’s equity compensation program for non-employee directors under the Director Compensation Policy:

•

Each new director automatically receives an initial equity award (“Initial Grant”) upon the date each such person is elected or appointed to the Board that vests in equal annual installments over three years, provided the director continues to provide services to us through each vesting date;

•

The Initial Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 60,000 shares of the Company’s common stock (under the Amended Director Compensation Policy, the Initial Grant decreased such that the Initial Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 57,000 shares of our common stock);

•

On the date of each annual meeting of the stockholders, each non-employee director automatically receives a subsequent equity award (“Subsequent Grant”) that vests in full on the one-year anniversary of the grant date, provided the director continues to provide services to us through each vesting date; and

•

The Subsequent Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 30,000 shares of the Company’s common stock (under the Amended Director Compensation Policy, the Subsequent Grant increased such that the Subsequent Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 38,000 shares of our common stock).

Each Initial Grant and each Subsequent Grant under the Director Compensation Policy (as well as the Amended Director Compensation Policy) will be delivered such that approximately 75% of the value is delivered as a non-qualified stock option and approximately 25% of the value is delivered as an RSU, using the methodology for determining actual share amounts and the stock option to RSU award ratio most recently approved by the Board or the Compensation Committee. Also, under the Director Compensation Policy (as well as the Amended Director Compensation Policy), a non-employee director’s first Subsequent Grant is reduced to the following:

•	75% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was 7 or more months but less than 10 months;

•	50% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was 4 or more months but less than 7 months;

•	25% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was 1 month or more but less than 4 months; and

•	0% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was less than 1 month.

The Deep Track Parties expect that the Deep Track Nominees, if elected, may receive director compensation in the same amount as all other non-employee directors of the Company.

The Deep Track Parties believe that the Company maintains, at its expense, a policy of insurance which insures its directors and officers.

The Bylaws also contain provisions that, among other matters, provide for the indemnification of officers and directors to the fullest extent permitted by Delaware law. The Deep Track Parties expect that each of the Deep Track Nominees, if elected, will be indemnified in connection with his service as a director of the Company to the same extent as the current directors of the Company under the Bylaws and will be covered by the policy of insurance which insures the Company’s directors and officers.

The share ownership level of each current non-employee director is set forth in the Company’s proxy statement for the 2025 Annual Meeting.

None of the Deep Track Nominees nor any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in Item 402 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”).

Neither of the Deep Track Nominees has any position or office with the Company, and no occupation or employment in which the Deep Track Nominees have been involved, during the past five years, was carried on with the Company or any company or organization that is a parent, subsidiary or other affiliate of the Company, and neither of the Deep Track Nominees has ever served on the Board.

The Deep Track Parties believe that each of the Deep Track Nominees, if elected as a director of the Company, would be an “independent director” within the meaning of applicable Nasdaq listing standards applicable to board composition, including Rule 5605(a)(2), and Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Deep Track Parties acknowledge that no director of a Nasdaq listed company qualifies as “independent” under the Nasdaq listing standards unless the board of directors of such company affirmatively determines that such director is independent under such standards. Accordingly, the Deep Track Parties acknowledge that if any Deep Track Nominee is elected, the determination of such Deep Track Nominee’s independence under the Nasdaq listing standards ultimately rests with the judgment and discretion of the Board. If elected, we believe that each Deep Track Nominee would qualify as an independent member of the Company’s Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee under each such committee’s applicable independence standards. In addition, each Deep Track Nominee understands that, if elected as a director of the Company, such Deep Track Nominee would have an obligation to act in the best interests of the Company and the Stockholders in accordance with his or her duties as a director.

No Deep Track Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, and, with respect to each of the Deep Track Nominees, none of the events enumerated in Item 401(f)(1)(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

The information herein regarding each Deep Track Nominee has been furnished to us by such Deep Track Nominee.

We do not expect that any of the Deep Track Nominees will be unable to stand for election, but, in the event that any Deep Track Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed WHITE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying a Deep Track Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and the shares of Common Stock represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the 2025 Annual Meeting.

The Deep Track Parties and Dynavax will each be using a universal proxy card for voting on the election of directors at the 2025 Annual Meeting, which will include the names of all nominees for election to the Board. Each of the Deep Track Nominees has consented to being named as a nominee for election as a director of the Company in any proxy statement relating to the 2025 Annual Meeting. Stockholders will have the ability to vote for up to four nominees on the Deep Track Parties’ enclosed WHITE proxy card. There is no need to use the Company’s gold proxy card or voting instruction form, regardless of how you wish to vote.

According to the Company’s proxy statement, directors are elected by a plurality of the votes of the shares present virtually at the 2025 Annual Meeting or represented by proxy and entitled to vote generally on the election of directors. The four nominees (whether the Deep Track Nominees or the Company nominees, or a mix thereof) receiving the highest number of affirmative votes will be elected.

STOCKHOLDERS ARE PERMITTED TO VOTE FOR LESS THAN FOUR NOMINEES OR FOR ANY COMBINATION OF UP TO FOUR OF THE DEEP TRACK NOMINEES AND THE COMPANY’S NOMINEES ON THE WHITE PROXY CARD. IMPORTANTLY, IF YOU MARK MORE THAN FOUR “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

WE STRONGLY URGE YOU TO VOTE “FOR” THE ELECTION OF THE DEEP TRACK NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking Stockholders to approve or not approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) described in the Compensation Discussion and Analysis, the accompanying tables and the related narrative disclosure contained in the Company’s proxy statement. This vote is advisory and the outcome is not binding on the Board. You should refer to the Company’s proxy statement for further information on this proposal.

The Board is asking Stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to Dynavax’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As disclosed in the Company’s proxy statement, the Company expects that the next advisory vote on the compensation of its named executive officers will be held at the 2026 Annual Meeting of Stockholders.

According to the Company’s proxy statement, approval of this advisory proposal requires the affirmative vote of the majority of shares present (either virtually at the 2025 Annual Meeting or by proxy) and entitled to vote on the matter at the 2025 Annual Meeting.

WE RECOMMEND A VOTE “FOR” THIS PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL THREE

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has retained Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and the Board is requesting that Stockholders ratify such selection. You should refer to the Company’s proxy statement for further information on this proposal.

According to the Company’s proxy statement, the Company expects representatives of Ernst & Young are to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

According to the Company’s proxy statement, if the Stockholders fail to ratify the selection of Ernst & Young, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders.

According to the Company’s proxy statement, the ratification of the appointment of Ernst & Young as the Company’s independent public accounting firm requires the affirmative vote of the majority of shares present (either virtually at the 2025 Annual Meeting or by proxy) and entitled to vote on the matter at the 2025 Annual Meeting.

WE RECOMMEND A VOTE “FOR” THIS PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL FOUR

DECLASSIFICATION PLAN

As discussed in further detail in the Company’s proxy statement, the Company is asking Stockholders to approve the Declassification Plan.

The Company’s restated certificate of incorporation currently provides for a classified Board consisting of three classes of directors, with each class of directors serving staggered three-year terms. As a result, only one class of directors stands for election at each annual meetings of Stockholders, such that Stockholders vote on and elect approximately one-third of the Board each year.

At the 2025 Annual Meeting, the Company is asking Stockholders to approve the proposed amendment and restatement of its restated certificate of incorporation to eliminate the classification of the Board over a three-year period starting in 2026, provide for the annual election of all directors beginning at the 2028 annual meeting of Stockholders, and make certain conforming and technical changes to the restated certificate of incorporation.

If this proposal is approved, the declassification of the Board would be phased-in over a three-year period, beginning at the Company’s 2026 annual meeting of Stockholders, at and after which directors would be elected to one-year terms, as the incumbents’ current three-year terms expire. Directors elected before the 2025 Annual Meeting (including those elected at the 2025 Annual Meeting itself) will serve out their three-year terms and stand for annual reelection thereafter.

Accordingly, the three-year term for the Class I directors elected at the 2022 annual meeting of Stockholders would expire as originally scheduled at the 2025 Annual Meeting, the three-year term for the Class II directors elected at the 2023 annual meeting of Stockholders would expire as originally scheduled at our 2026 annual meeting of Stockholders, and the three-year term for the Class III directors elected at the 2024 annual Meeting of stockholders would expire as originally scheduled at the 2027 annual meeting of Stockholders. Director nominees standing for election at the 2025 Annual Meeting would be elected to serve a three-year term until the 2028 annual meeting of Stockholders.

The description of this Proposal No. 4 is qualified in its entirety and should be read in conjunction with the actual text of the changes to the restated certificate of incorporation that would be implemented upon Stockholder approval of this Proposal No. 4, as marked in the form of restated certificate of incorporation attached to the Company’s proxy statement as Appendix C.

We believe that holding directors accountable is of paramount importance and that the election of directors is the most powerful way that stockholders hold directors accountable. It is our belief that the classification of the Board is not in the best interests of the Company and its Stockholders because it reduces accountability and is an unnecessary anti-takeover device. We believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing Stockholder value.

We also believe that a classified board protects the incumbency of the Board and current management, which in turn limits accountability to Stockholders. We believe that the Company’s corporate governance procedures and practices, and the level of accountability they impose on the Board and management, influence the financial performance of the Company.

We believe that the Company should be declassifying the Board much more quickly than over the course of three years and we repeatedly requested the Company to do so. We would have supported a plan for immediate declassification. We are supporting the Declassification Plan only because it is better than doing nothing and retaining a classified board.

The Company has historically protected the classified nature of the Board by requiring a supermajority vote of the stockholders to repeal it. Accordingly, according to the Company’s proxy statement, approval of this proposal requires the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the shares of common stock issued and outstanding as of the Record Date.

WE RECOMMEND A VOTE “FOR” THE APPROVAL OF THE DECLASSIFICATION PLAN ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL FIVE

BYLAW PROPOSAL

We have notified the Company that we intend to present the Bylaw Proposal for consideration at the 2025 Annual Meeting.

The Stockholders are being asked by the Deep Track Parties to adopt the Bylaw Proposal resolution which would repeal any provision of, or amendment to, the Bylaws that the Board has adopted after November 6, 2018, which is the date of the most recent publicly available amendment to the Bylaws, and up to and including the end of the 2025 Annual Meeting. The Deep Track Parties, at the time of submission of this Bylaw Proposal, are not aware of any specific amendments to the Bylaws that would be repealed by the adoption of the Bylaw Proposal.

The Deep Track Parties believe that in order to ensure that the will of the Stockholders with respect to this proxy solicitation is upheld, no effect should be given to any provision of, or amendment to, the Bylaws unilaterally adopted by the Board after the date of the most recent publicly disclosed Bylaws, which is November 6, 2018.

The Stockholders are therefore being asked to adopt a resolution that would repeal any provision of the Bylaws or amendment to the Bylaws that the Board adopted or adopts without the approval of the Stockholders after November 6, 2018, and up to, and including, the date of the 2025 Annual Meeting, including, without limitation, any amendments that the Board has adopted without public disclosure, or that the Board might adopt in an effort to: impede the effectiveness of the Record Stockholder’s nomination of the Deep Track Nominees, negatively impact the Deep Track Parties’ ability to solicit and/or obtain proxies from Stockholders, contravene the will of the Stockholders expressed in those proxies, or modify the Company’s corporate governance regime.

Accordingly, we urge Stockholders to approve the following resolution:

“RESOLVED, that each provision of, or amendment to, the Bylaws adopted by the Board without the approval of the stockholders of the Company subsequent to November 6, 2018 (the date of the most recent publicly disclosed Bylaws) and up to and including the end of this meeting of stockholders at which this resolution is being proposed, be, and hereby is, repealed, effective as of the time this resolution is approved by the Company’s stockholders.”

The Bylaw Proposal is binding on the Company. According to the Company’s proxy statement, adoption of the Bylaw Proposal requires the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the shares of Common Stock outstanding on the Record Date.

WE STRONGLY URGE YOU TO VOTE “FOR” THE APPROVAL OF THE BYLAW PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.

NO APPRAISAL OR DISSENTER’S RIGHTS

Stockholders will not have rights of appraisal or similar dissenter’s rights with respect to any matters identified in this Proxy Statement to be acted upon at the 2025 Annual Meeting.

VOTING AND PROXY PROCEDURES

Only Stockholders of record on the Record Date will be entitled to notice of and to vote at the 2025 Annual Meeting. Each share of Common Stock is entitled to one vote. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the 2025 Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on the Company’s proxy statement, we believe that the only outstanding class of securities of the Company entitled to vote at the 2025 Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed WHITE proxy cards will be voted at the 2025 Annual Meeting as marked and, in the absence of specific instructions, will be voted (1) “FOR” the election of the Deep Track Nominees to the Board, (2) “FOR” the approval of named executive officer compensation, (3) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year, (4) “FOR” the approval of the Declassification Plan (5) “FOR” the approval the Bylaw Proposal, and (6) in the proxy holder’s discretion as to other matters that the Deep Track Parties do not know, a reasonable time before the solicitation, are to be presented at the 2025 Annual Meeting.

The Deep Track Parties and Dynavax will each be using a universal proxy card for voting on the election of directors at the 2025 Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to four nominees on the Deep Track Parties’ enclosed WHITE proxy card. There is no need to use the Company’s gold proxy card or voting instruction form, regardless of how you wish to vote.

The Company has a classified Board, which is currently divided into three classes. The terms of four Class I directors expire at the 2025 Annual Meeting. Through the attached Proxy Statement and enclosed WHITE proxy card, we are soliciting proxies to elect the four Deep Track Nominees.

Stockholders are permitted to vote for less than four nominees or for any combination (up to four total) of the Deep Track Nominees and the Company’s nominees on the WHITE proxy card. The Deep Track Parties urge Stockholders to use our WHITE proxy card to vote “FOR” all four of the Deep Track Nominees.

IMPORTANTLY, IF YOU MARK MORE THAN FOUR “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

Quorum; Abstentions and Broker Non-Votes; No Discretionary Voting

A quorum of Stockholders is necessary to hold a valid meeting. According to the Company’s proxy statement, a quorum will be present if Stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote are present virtually at the 2025 Annual Meeting or represented by proxy. According to the Company’s proxy statement, at the close of business on the Record Date, there were 122,411,685 shares of Common Stock outstanding. Thus, a total of 122,411,685 shares are entitled to vote at the 2025 Annual Meeting and holders of Common Stock representing at least 61,205,843 votes must be represented at the 2025 Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote at the 2025 Annual Meeting. According to the Company’s proxy statement, if there is no quorum, the chairman of the meeting or the Stockholders holding a majority of the shares present virtually at the 2025 Annual Meeting or represented by proxy may adjourn the 2025 Annual Meeting to another date.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions. Based on information contained in the Company’s proxy statement, brokers will not have discretionary authority to vote on any of the proposals at the 2025 Annual Meeting, including the ratification of independent registered public accounting firm. A broker’s inability to vote with respect to matters for which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.” As a result, if you hold your shares in street name and you do not instruct your broker, bank, or other such holder how to vote your shares, no votes will be cast on your behalf on any of the proposals. According to the Company’s proxy statement, abstentions and broker non-votes will be counted towards the quorum requirement.

We encourage you to vote promptly, even if you plan on attending the 2025 Annual Meeting.

Votes Required for Approval

What vote is required to elect the Deep Track Nominees?

According to the Bylaws, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present (meaning that, assuming that the Board size is decreased to nine immediately prior to the 2025 Annual Meeting, as announced by the Company, the four director nominees who receive the highest number of shares voted “FOR” their election by the Stockholders will be elected to the Board). Votes withheld and broker non-votes are not votes cast and will result in the applicable nominees receiving fewer “FOR” votes for purposes of determining the four director nominees receiving the most votes. A properly executed proxy marked to “WITHHOLD” a vote with respect to the election of any or all director nominees will be counted for purposes of determining whether there is a quorum but will not be considered to have been voted for or against such nominee. Since a “WITHHOLD” vote will not be counted as a vote for a director candidate, a proxy marked “WITHHOLD” with respect to a specific nominee will result in such nominee receiving fewer “FOR” votes.

How many shares of Common Stock must be voted in favor of the other proposals described in this Proxy Statement?

The approval of Proposal No. 2—Advisory Vote on Executive Compensation and Proposal No. 3— Ratification of the Selection of Independent Registered Public Accounting Firm, will each require the affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the 2025 Annual Meeting. You may vote “FOR” or “AGAINST” or you may abstain on these proposals. According to the Company’s proxy statement, abstentions will have the same effect as an “AGAINST” vote on these proposals, and broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether these proposals have been approved.

The approval of Proposal No. 4—Declassification Plan and Proposal No. 5—Bylaw Proposal will each require the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the shares of Common Stock outstanding on the Record Date. You may vote “FOR” or “AGAINST” or you may abstain on these proposals. According to the Company’s proxy statement, abstentions and broker non-votes will have the same effect as a vote “AGAINST” these proposals.

If other matters are properly brought before the 2025 Annual Meeting, the vote required will be determined in accordance with applicable law, the listing standards and rules of Nasdaq, the Charter and the Bylaws, as applicable.

What should I do in order to vote for the Deep Track Nominees?

If your shares of Common Stock are held of record in your own name, please authorize a proxy to vote by following the instructions set forth on the enclosed WHITE proxy card to vote via the Internet or by telephone or by marking, signing, dating and returning the enclosed WHITE proxy card by mail in the postage-paid envelope provided.

If you hold your shares of Common Stock in “street name” through a bank, brokerage firm, dealer, trust company or other institution or nominee, only they can exercise your right to vote with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other institution or nominee to ensure that a WHITE voting instruction form is submitted on your behalf. Please follow the instructions set forth on the enclosed WHITE voting instruction form. If your bank, brokerage firm, dealer, trust company or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed WHITE voting instruction form.

YOUR VOTE IS VERY IMPORTANT. If you do not plan to attend the 2025 Annual Meeting, we encourage you to read this Proxy Statement and follow the instructions set forth on the enclosed WHITE proxy card to vote via the Internet or by telephone or mark, date, sign and return your completed WHITE proxy card prior to the 2025 Annual Meeting so that your shares of Common Stock will be represented and voted in accordance with your instructions. Even if you plan to attend the 2025 Annual Meeting, we recommend that you authorize a proxy to vote your shares of Common Stock in advance as described above to ensure that your vote will be counted if you later decide not to attend the 2025 Annual Meeting.

If you submit your validly executed WHITE proxy card without specifying how you would like your shares voted as to any proposal(s), your shares will be voted as specified above on such proposal(s) and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the 2025 Annual Meeting.

Revocation of Proxies

Stockholders may revoke their proxies at any time prior to exercise by virtually attending the 2025 Annual Meeting and voting by Internet by visiting www.cesonlineservices.com/dvax25_vm (although attendance at the 2025 Annual Meeting will not in and of itself constitute revocation of a proxy), by delivering a written notice of revocation, or by delivering a validly executed, subsequently dated proxy. The latest dated, validly executed proxy is the only one that will be counted. The revocation may be delivered either to Deep Track Capital in care of Innisfree at the address set forth on the back cover of this Proxy Statement or to the Company at 2100 Powell Street, Ste 720, Emeryville, California 94608, Attention: Corporate Secretary, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Deep Track Capital requests that either the original or photostatic copies of all revocations be mailed to Deep Track Capital in care of Innisfree at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date. Additionally, Innisfree may use this information to contact Stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Deep Track Nominees.

IF YOU WISH TO VOTE FOR THE DEEP TRACK NOMINEES, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED WHITE PROXY CARD TO VOTE VIA THE INTERNET OR BY TELEPHONE OR MARK, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Participants. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements. Solicitations may be made by certain of the respective directors, officers, members and employees of Deep Track Capital, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation. The Deep Track Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as director nominees.

Deep Track Capital has retained Innisfree to provide solicitation and advisory services in connection with the 2025 Annual Meeting. Compensation terms of this engagement of the Proxy Solicitor include an initial payment to Innisfree of $25,000 upon the execution of the engagement, $50,000 in the event of Deep Track Capital files a preliminary proxy statement with the U.S. Securities and Exchange Commission in connection with the 2025 annual meeting of the Company’s stockholders, and $250,000 on the date of the Annual Meeting if the preliminary proxy statement has been filed as of such date, pro-rated based on certain factors. Innisfree also is entitled to reimbursement of reasonable expenses incurred in connection with its delivery of services to the Deep Track Parties in connection with the solicitation. The terms of the engagement provide further that Deep Track Capital agrees to pay an additional success fee to Innisfree in an amount such that the total compensation, including past payments, shall not exceed $625,000. Deep Track Capital agreed to indemnify Innisfree against certain liabilities and expenses that it may incur in connection with delivery of services to Deep Track Capital in connection with the solicitation. As of the date hereof, the cost of retaining Innisfree has been $75,000 to date, and as set forth above, the total anticipated cost thereof is not yet determinable.

Deep Track Capital has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Deep Track Capital will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Innisfree will employ approximately 40 persons to solicit Stockholders for the 2025 Annual Meeting.

The entire expense of soliciting proxies is being borne by the Deep Track Parties. Costs of this solicitation of proxies are currently estimated to be approximately $5,000,000. Deep Track Capital estimates that through the date hereof, its expenses in connection with this solicitation are over $2,000,000. Deep Track Capital intends to seek reimbursement from the Company of all costs incurred by the Deep Track Parties in connection with expenses the Deep Track Parties incur in connection with the solicitation of proxies for the election of the Deep Track Nominees to the Board at the 2025 Annual Meeting. The Deep Track Parties do not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

As described herein, the Participants in the proxy solicitation are comprised of the Deep Track Parties and each of the Deep Track Nominees.

The principal business of Deep Track Capital is to serve as investment manager to certain affiliated funds, including Deep Track Fund. The principal occupation of Mr. Kroin is to serve as an investor and to serve as managing member of the general partner of Deep Track Capital. The principal business of the Record Stockholder is to invest in securities and serve as record holder of shares of companies in which Deep Track Fund may invest.

Deep Track Capital, as the investment manager to Deep Track Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Deep Track Shares and, therefore, Deep Track Capital may be deemed to be the beneficial owner of all of the Deep Track Shares. Of the Deep Track Shares beneficially owned by Deep Track Fund, 1,000 shares of Common Stock are held by the Record Stockholder in record name. The Deep Track Shares collectively represent approximately 14.3% of the outstanding shares of Common Stock based on 124,070,829 shares of Common Stock outstanding, as reported in Dynavax’s Annual Report on Form 10-K filed on February 20, 2025. By virtue of Mr. Kroin’s position as the managing member of the general partner of Deep Track Capital, Mr. Kroin may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Deep Track Shares and, therefore, Mr. Kroin may be deemed to be the beneficial owner of all of the Deep Track Shares.

Except as otherwise indicated in this Proxy Statement, the securities of the Company directly or indirectly owned by each of the Participants were purchased with the capital of Deep Track Fund.

Except as set forth in this Proxy Statement (including Annex A and the Schedules hereto), (i) during the past ten (10) years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two (2) years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the 2025 Annual Meeting.

The principal business address of each of the Participants is set forth in Annex A, which is incorporated herein by reference.

Legal Proceedings

To the Deep Track Parties’ knowledge, there are no material legal proceedings to which any Participant, the Deep Track Parties, the Deep Track Nominees or any of their respective associates are a party adverse to the Company or any of its subsidiaries, or any material legal proceedings in which any of the Participants, the Deep Track Parties, the Deep Track Nominees or any of their respective associates have a material interest adverse to the Company or any of its subsidiaries.

STOCKHOLDER NOMINATIONS AND PROXY ACCESS

The Company’s proxy statement provides that the Company must receive stockholder proposals in writing by December 18, 2025 to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 720, Emeryville, California, 94068, to consider them for inclusion in the Company’s proxy materials for the 2026 Annual Meeting. However, if the 2026 annual meeting of Stockholders is not held between May 12, 2026 and July 11, 2026, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials.

The Company’s proxy statement provides that, to be timely, proposals of Stockholders or director nominations submitted to Dynavax for consideration at the 2026 Annual Meeting that are not to be included in next year’s proxy materials must be received by the Corporate Secretary no later than the close of business on March 13, 2026 and no earlier than the close of business on February 11, 2026. However, if the 2026 Annual Meeting is not held between May 12, 2026 and July 11, 2026, then you must submit your proposal for director nominations no earlier than the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting, or the 10th day following the date that the 2026 Annual Meeting is first publicly announced or disclosed. In addition, Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.

The information set forth above regarding the procedures for submitting Stockholder proposals for consideration at the 2026 Annual Meeting is based on information contained in the Company’s proxy statement and the Bylaws. Stockholders should refer to the Company’s proxy statement and its other public filings in order to review this disclosure. The inclusion of this information in this Proxy Statement should not be construed as an admission by the Deep Track Parties that such procedures are legal, valid or binding.

OTHER MATTERS AND ADDITIONAL INFORMATION

We are unaware of any other matters to be considered at the 2025 Annual Meeting. However, should other matters, which the Deep Track Parties are not aware of a reasonable time before this solicitation, be brought before the 2025 Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple Stockholders in your household. We will promptly deliver a separate copy of the document to you if you contact our proxy solicitor, Innisfree, at the following address or phone number: 501 Madison Avenue, 20th Floor, New York, New York, 10022, or call toll free at (877) 687-1865. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address or phone number.

Please refer to the Company’s proxy statement and annual report for certain information and disclosure required by applicable law. Schedule II contains information regarding persons who beneficially own more than 5% of the shares and the ownership of the shares by the directors and management of the Company.

This Proxy Statement is dated April 21, 2025. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to Stockholders shall not create any implication to the contrary.

You are advised to read this Proxy Statement and other relevant documents when they become available because they will contain important information. You may obtain a free copy of this Proxy Statement and other relevant documents that we file with the SEC at the SEC’s website at www.sec.gov or by calling Innisfree at the address and phone number indicated above.

YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW SHARES OF COMMON STOCK YOU OWN. WE URGE YOU TO FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED WHITE PROXY CARD TO VOTE VIA THE INTERNET OR BY TELEPHONE OR TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD BY MAIL TODAY TO VOTE “FOR” BRETT A. ERKMAN, JEFFREY S. FARROW, MICHAEL MULLETTE AND DONALD J. SANTEL TO BE ELECTED TO SERVE AS CLASS I MEMBERS OF THE BOARD UNTIL THE 2028 ANNUAL MEETING OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED, “FOR” ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2025 FISCAL YEAR, “FOR” THE APPROVAL OF THE DECLASSIFICATION PLAN, AND “FOR” THE BYLAW PROPOSAL.

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS REQUIRED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE 2025 ANNUAL MEETING BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION, INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES OF THE BOARD, INFORMATION CONCERNING CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, INFORMATION ABOUT THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, INFORMATION ON HOW TO ATTEND THE 2025 ANNUAL MEETING AND VOTE IN PERSON, AND OTHER IMPORTANT INFORMATION. WE TAKE NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THE

COMPANY’S PROXY STATEMENT. EXCEPT AS OTHERWISE NOTED HEREIN, THE INFORMATION IN THIS PROXY STATEMENT CONCERNING THE COMPANY HAS BEEN TAKEN FROM OR IS BASED UPON DOCUMENTS AND RECORDS ON FILE WITH THE SEC AND OTHER PUBLICLY AVAILABLE INFORMATION. STOCKHOLDERS ARE DIRECTED TO REFER TO THE COMPANY’S PROXY STATEMENT FOR THE FOREGOING INFORMATION, INCLUDING INFORMATION REQUIRED BY ITEM 7 OF SCHEDULE 14A WITH REGARD TO THE COMPANY’S NOMINEES. STOCKHOLDERS CAN ACCESS THE COMPANY’S PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS DISCLOSING THIS INFORMATION, WITHOUT COST, ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Deep Track Biotechnology Master Fund, Ltd
April 21, 2025

Annex A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

The Deep Track Parties and each of Mr. Erkman, Mr. Farrow, Mr. Mullette and Mr. Santel may be deemed “participants” under SEC rules in this solicitation. Information regarding the participants in the solicitation is set forth below.

Except as described in the Proxy Statement, no Participant in this solicitation beneficially owns any securities of the Company or has any personal ownership interest, direct or indirect, in any securities of the Company. Set forth in this Annex A are transactions in the Company’s securities effected by the participants in this solicitation within the past two years. The source of funding for these transactions was derived from the capital of Deep Track Fund. The Deep Track Shares (other than the Common Stock held by the Record Stockholder) which Deep Track Fund holds in “street name” may be held in brokerage custodian accounts which, from time to time in the ordinary course, may utilize margin borrowing in connection with purchasing, borrowing or holding of securities, and such shares of Common Stock may thereby have been, or in the future may become, subject to the terms and conditions of such margin debt and terms, together with all other securities held therein. Except as described herein, as of the date hereof, no part of the purchase price or market value of any securities of the Company described in Annex A are represented by funds that were borrowed or otherwise obtained for the purpose of acquiring or holding such securities by any participant.

PERSONS MAKING THE SOLICITATION AND OTHER PARTICIPANTS:

The name, principal business address and the principal occupation or employment of the Deep Track Parties and the other participants in this solicitation are set forth below.

DEEP TRACK CAPITAL

Deep Track Capital is a Delaware limited partnership whose principal business address is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. The principal business of Deep Track Capital is to serve as the investment manager of Deep Track Fund.

DEEP TRACK FUND

Deep Track Fund is a Cayman Islands exempted company whose principal business address is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands. The principal business of Deep Track Fund is to invest in securities. Deep Track Fund is also the Record Stockholder.

DAVID KROIN

David Kroin’s principal business address is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. Mr. Kroin is a United States citizen. The principal occupation of Mr. Kroin is as an investor and to serve as managing member of the general partner of Deep Track Capital.

BRETT A. ERKMAN

Brett Erkman’s principal business address is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. Mr. Erkman is a United States citizen. The principal occupation of Mr. Erkman is Managing Director of Deep Track Capital.

JEFFREY S. FARROW

Jeffrey Farrow’s principal business address is 15440 Laguna Canyon Road, Ste 160, Irvine, California 92618. Mr. Farrow is a United States citizen. The principal occupation of Mr. Farrow is Chief Financial Officer and Chief Strategy Officer of Tarsus Pharmaceuticals, Inc.

A-1

MICHAEL MULLETTE

Michael Mullette’s principal business address is 3141 Stevens Creek Boulevard, Ste 40547, Sand Jose, California 95117. Mr. Mullette is a United States citizen. The principal occupation of Mr. Mullette is Interim Chief Executive Officer and Chief Operating Officer of Lykos Therapeutics PBC.

DONALD J. SANTEL

Donald Santel’s principal business address is 4362 24th Street, San Francisco, CA 94114. Mr. Santel is a United States citizen. The principal occupation of Mr. Santel is serving as Chairman of the Board of Directors of Tentarix Biotherapeutics, Inc.

A-2

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY DURING THE PAST TWO YEARS

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

Nature of Transaction	Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale
Purchase of Common Stock	19,581.0000	2/13/23
Purchase of Common Stock	23,632.0000	2/13/23
Purchase of Common Stock	81,327.0000	2/14/23
Purchase of Common Stock	32,818.0000	2/14/23
Purchase of Common Stock	47,100.0000	2/15/23
Purchase of Common Stock	25,418.0000	2/15/23
Purchase of Common Stock	43,116.0000	2/16/23
Purchase of Common Stock	172,010.0000	2/16/23
Purchase of Common Stock	158,297.0000	2/17/23
Purchase of Common Stock	380,194.0000	2/21/23
Purchase of Common Stock	79,499.0000	2/22/23
Purchase of Common Stock	13,314.0000	2/22/23
Purchase of Common Stock	27,840.0000	2/23/23
Purchase of Common Stock	118,546.0000	2/23/23
Purchase of Common Stock	790,300.0000	2/24/23
Purchase of Common Stock	96,213.0000	2/27/23
Purchase of Common Stock	31,243.0000	2/28/23
Purchase of Common Stock	74,564.0000	3/1/23
Purchase of Common Stock	27,640.0000	3/2/23
Purchase of Common Stock	87,533.0000	3/3/23
Purchase of Common Stock	100,000.0000	3/6/23
Purchase of Common Stock	67,100.0000	3/6/23
Purchase of Common Stock	65,307.0000	3/7/23
Purchase of Common Stock	10,000.0000	3/7/23
Purchase of Common Stock	40,400.0000	3/8/23
Purchase of Common Stock	38,219.0000	5/11/23
Purchase of Common Stock	26,605.0000	5/11/23
Purchase of Common Stock	10,000.0000	5/11/23
Purchase of Common Stock	39,838.0000	5/12/23
Purchase of Common Stock	8,335.0000	5/12/23
Purchase of Common Stock	2,156.0000	5/15/23
Purchase of Common Stock	50,000.0000	5/18/23
Purchase of Common Stock	31,027.0000	5/19/23
Purchase of Common Stock	1,636.0000	5/22/23
Purchase of Common Stock	43,554.0000	9/8/23
Purchase of Common Stock	98,630.0000	9/11/23
Purchase of Common Stock	22,865.0000	9/11/23
Purchase of Common Stock	3,998.0000	9/12/23
Purchase of Common Stock	8,400.0000	9/13/23
Purchase of Common Stock	20,893.0000	9/20/23
Purchase of Common Stock	800.0000	9/21/23
Purchase of Common Stock	6,050.0000	11/6/23
Purchase of Common Stock	11,989.0000	11/7/23
Purchase of Common Stock	135,005.0000	11/7/23
Purchase of Common Stock	92,500.0000	11/8/23

Nature of Transaction	Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale
Purchase of Common Stock	9,092.0000	11/9/23
Purchase of Common Stock	57,572.0000	12/22/23
Purchase of Common Stock	6,005.0000	12/26/23
Purchase of Common Stock	2,352.0000	12/27/23
Purchase of Common Stock	15,693.0000	12/29/23
Purchase of Common Stock	1,100.0000	1/2/24
Purchase of Common Stock	396,521.0000	1/8/24
Purchase of Common Stock	32,743.0000	1/9/24
Purchase of Common Stock	147,000.0000	1/10/24
Purchase of Common Stock	78,500.0000	1/11/24
Purchase of Common Stock	101,791.0000	1/12/24
Purchase of Common Stock	1,245.0000	1/16/24
Purchase of Common Stock	90,000.0000	1/17/24
Purchase of Common Stock	15,000.0000	1/18/24
Purchase of Common Stock	42,886.0000	1/25/24
Purchase of Common Stock	1,166.0000	1/30/24
Purchase of Common Stock	100,000.0000	1/31/24
Purchase of Common Stock	246,614.0000	2/1/24
Purchase of Common Stock	51,249.0000	2/1/24
Purchase of Common Stock	114,276.0000	2/2/24
Purchase of Common Stock	75,000.0000	2/2/24
Purchase of Common Stock	59,346.0000	2/5/24
Purchase of Common Stock	18,813.0000	2/5/24
Purchase of Common Stock	133,409.0000	2/6/24
Purchase of Common Stock	72,882.0000	2/7/24
Purchase of Common Stock	41,791.0000	2/7/24
Purchase of Common Stock	78,654.0000	2/8/24
Purchase of Common Stock	65,000.0000	2/8/24
Purchase of Common Stock	77,098.0000	2/9/24
Purchase of Common Stock	6,362.0000	2/12/24
Purchase of Common Stock	3,384.0000	5/13/24
Purchase of Common Stock	61,640.0000	5/13/24
Purchase of Common Stock	36,873.0000	5/14/24
Purchase of Common Stock	130,516.0000	5/14/24
Purchase of Common Stock	10,551.0000	5/15/24
Purchase of Common Stock	4,383.0000	5/16/24
Purchase of Common Stock	300.0000	5/20/24
Purchase of Common Stock	6,628.0000	5/20/24
Purchase of Common Stock	56,770.0000	5/28/24
Purchase of Common Stock	15,000.0000	5/29/24
Purchase of Common Stock	20,000.0000	5/29/24
Purchase of Common Stock	46,850.0000	5/30/24
Purchase of Common Stock	30,000.0000	5/30/24
Purchase of Common Stock	56,763.0000	5/31/24
Purchase of Common Stock	100,000.0000	5/31/24
Purchase of Common Stock	20,000.0000	6/5/24
Purchase of Common Stock	32,000.0000	6/5/24
Purchase of Common Stock	48,101.0000	6/10/24
Purchase of Common Stock	7,215.0000	6/11/24
Purchase of Common Stock	5,000.0000	6/13/24

Nature of Transaction	Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale
Purchase of Common Stock	8,083.0000	6/13/24
Purchase of Common Stock	50,000.0000	6/14/24
Purchase of Common Stock	23,283.0000	6/14/24
Purchase of Common Stock	25,000.0000	6/14/24
Purchase of Common Stock	20,000.0000	6/14/24
Purchase of Common Stock	40,000.0000	6/17/24
Purchase of Common Stock	84,996.0000	6/18/24
Purchase of Common Stock	110,000.0000	6/20/24
Purchase of Common Stock	125,004.0000	6/21/24
Purchase of Common Stock	75,000.0000	6/21/24
Purchase of Common Stock	66,113.0000	6/24/24
Purchase of Common Stock	100,000.0000	6/25/24
Purchase of Common Stock	88,887.0000	6/26/24
Purchase of Common Stock	100,000.0000	6/27/24
Purchase of Common Stock	150,000.0000	6/28/24
Purchase of Common Stock	20,000.0000	7/1/24
Purchase of Common Stock	30,000.0000	7/2/24
Purchase of Common Stock	15,000.0000	7/3/24
Purchase of Common Stock	35,000.0000	7/5/24
Purchase of Common Stock	59,400.0000	7/10/24
Purchase of Common Stock	180,000.0000	7/10/24
Purchase of Common Stock	20,000.0000	7/10/24
Purchase of Common Stock	200.0000	7/11/24
Purchase of Common Stock	100,000.0000	7/11/24
Purchase of Common Stock	200,000.0000	7/11/24
Purchase of Common Stock	50,000.0000	7/11/24
Purchase of Common Stock	190,400.0000	8/5/24
Purchase of Common Stock	25,000.0000	8/5/24
Purchase of Common Stock	64,538.0000	8/6/24
Purchase of Common Stock	75,000.0000	8/6/24
Purchase of Common Stock	1,422.0000	9/5/24
Purchase of Common Stock	1,530.0000	9/5/24
Purchase of Common Stock	200,000.0000	9/5/24
Purchase of Common Stock	25,000.0000	9/6/24
Purchase of Common Stock	72,790.0000	9/9/24
Purchase of Common Stock	114,600.0000	9/9/24
Purchase of Common Stock	13,230.0000	9/10/24
Purchase of Common Stock	79,409.0000	9/11/24
Purchase of Common Stock	53,067.0000	9/12/24
Purchase of Common Stock	900.0000	9/13/24
Purchase of Common Stock	5,265,000.0000	10/22/24

None of the Deep Track Nominees have had any transactions with respect to the Company’s securities during the past two years.

SCHEDULE II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is reprinted from the Company’s proxy statement filed with the SEC on April 3, 2025 and contains information regarding persons who beneficially own more than 5% of the shares of Common Stock and the ownership of the shares by the directors and executive officers of the Company.

Name and Address of Beneficial Holder	Number of Shares(2)	Percent of Shares Beneficially Owned(3)
5% Stockholders
BlackRock, Inc.(4)	20,957,496	16.87%
Deep Track Capital, LP(5)	17,791,486	14.32%
The Vanguard Group(6)	9,275,788	7.46%
State Street Corporation(7)	7,690,274	6.19%
NEOs and Directors(1)
Ryan Spencer(8)	1,827,561	1.45%
Kelly MacDonald(9)	584,327	*
David F. Novack(10)	836,779	*
John L. Slebir(11)	523,528	*
Robert Janssen, M.D.(12)	342,897	*
Francis R. Cano, Ph.D.(13)	163,205	*
Julie Eastland(14)	136,071	*
Emilio Emini, Ph.D.(15)	—	*
Daniel L. Kisner, M.D.(16)	163,271	*
Brent MacGregor(17)	136,071	*
Scott Myers(18)	109,821	*
Peter R. Paradiso, Ph.D.(19)	132,821	*
Peggy V. Phillips(20)	189,504	*
Lauren Silvernail(21)	—	*
Elaine Sun(22)	102,857	*
All executive officers and directors as a group (15 persons)(23)	5,248,713	4.07%

*	Less than one percent.
(1)	The address of each of the NEOs and directors is c/o Dynavax Technologies Corporation, 2100 Powell Street, Suite 720, Emeryville, California 94608.
(2)

To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of our common stock subject to options currently exercisable or that will become exercisable within 60 days after March 14, 2025, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 124,260,446 shares of our common stock outstanding as of March 14, 2025, adjusted as required by the rules of the SEC.

(4)

This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. on November 12, 2024, with the SEC. BlackRock, Inc. beneficially owns 20,957,496 shares of common stock, of which 20,957,496 shares are held with sole dispositive power and 20,753,430 shares are held with sole voting power. The address of the principal business and office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A provides information only as of September 30, 2024, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between September 30, 2024 and March 14, 2025.

(5)

This information is based solely on a Schedule 13D/A filed by Deep Track Capital, LP on February 19, 2025, with the SEC. Deep Track Capital, LP beneficially owns 17,791,486 shares and has no sole dispositive power and no sole voting power. Deep Track Capital, LP’s outstanding voting stock is held in the voting shares irrevocable trust for which Deep Track Biotechnology Master Fund, Ltd. and David Kroin (the “Deep Track Trustees”) act as trustees. Each of the Deep Track Trustees has collective voting control over Deep Track Capital, LP. The address of the principal business of Deep Track Capital, LP is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The Schedule 13D/A provides information only as of February 19, 2025, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between February 19, 2025 and March 14, 2025.

(6)

This information is based solely on a Schedule 13G filed by The Vanguard Group on February 13, 2024, with the SEC. The Vanguard Group beneficially owns 9,275,788 shares and has sole dispositive power over 8,947,934 shares of common stock and no sole voting power. The address of the principal business of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. The Schedule 13G provides information only as of December 29, 2023, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 29, 2023 and March 14, 2025.

(7)

This information is based solely on a Schedule 13G/A filed by State Street Corporation on October 16, 2024, with the SEC. State Street Corporation beneficially owns 7,690,274 shares and has no sole dispositive power and no sole voting power. The address of the principal business and office of State Street Corp. is 1 Congress Street, Suite 1, Boston, MA 02114. The Schedule 13G/A provides information only as of September 30, 2024, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between September 30, 2024 and March 14, 2025.

(8)	Consists of 277,673 shares of common stock owned directly by Mr. Spencer and options to purchase 1,549,888 shares of common stock exercisable within 60 days of March 14, 2025.
(9)	Consists of 25,517 shares of common stock owned directly by Ms. MacDonald and options to purchase 558,810 shares of common stock exercisable within 60 days of March 14, 2025.
(10)	Consists of 56,049 shares of common stock owned directly by Mr. Novack and options to purchase 780,730 shares of common stock exercisable within 60 days of March 14, 2025.
(11)	Consists of 31,418 shares of common stock owned directly by Mr. Slebir and options to purchase 492,110 shares of common stock exercisable within 60 days of March 14, 2025.
(12)	Consists of 74,921 shares of common stock owned directly by Dr. Janssen and options to purchase 267,976 shares of common stock exercisable within 60 days of March 14, 2025.
(13)	Consists of 36,905 shares of common stock owned directly by Dr. Cano and options to purchase 126,300 shares of common stock exercisable within 60 days of March 14, 2025.
(14)	Consists of 16,071 shares of common stock owned directly by Dr. Eastland and options to purchase 120,000 shares of common stock exercisable within 60 days of March 14, 2025.
(15)	Dr. Emini did not directly own shares of common stock or options to purchase shares of common stock exercisable within 60 days of March 14, 2025.
(16)	Consists of 17,571 shares of common stock owned directly by Dr. Kisner and options to purchase 145,700 shares of common stock exercisable within 60 days of March 14, 2025.
(17)	Consists of 16,071 shares of common stock owned directly by Mr. MacGregor and options to purchase 120,000 shares of common stock exercisable within 60 days of March 14, 2025.
(18)	Consists of 25,446 shares of common stock owned directly by Mr. Myers and options to purchase 84,375 shares of common stock exercisable within 60 days of March 14, 2025.
(19)	Consists of 19,071 shares of common stock owned directly by Dr. Paradiso and options to purchase 113,750 shares of common stock exercisable within 60 days of March 14, 2025.
(20)	Consists of 43,804 shares of common stock owned directly by Ms. Phillips and options to purchase 145,700 shares of common stock exercisable within 60 days of March 14, 2025.
(21)	Ms. Silvernail did not directly own shares of common stock or options to purchase shares of common stock exercisable within 60 days of March 14, 2025.
(22)	Consists of 24,107 shares of common stock owned directly by Ms. Phillips and options to purchase 78,750 shares of common stock exercisable within 60 days of March 14, 2025.

(23)

Total number of shares includes common stock, in aggregate, held as of March 14, 2025, by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes options to purchase 4,584,089 shares of common stock exercisable within 60 days of March 14, 2025.

IMPORTANT

Your vote is important. No matter how many shares of Common Stock you own, please vote your proxy FOR the election of the four Deep Track Nominees and in accordance with our recommendations on the other proposals on the agenda for the 2025 Annual Meeting by following the instructions set forth on the enclosed WHITE proxy card VOTE VIA THE INTERNET OR BY TELEPHONE or by MARKING, SIGNING, DATING AND MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a broker, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed WHITE voting instruction form for instructions on how to vote electronically. You may also vote by marking, signing, dating and returning the enclosed WHITE voting instruction form by mail in the postage-paid envelope provided.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree using the contact information set forth below.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Deep Track’s proxy materials, please contact Innisfree using the contact information provided here:

Innisfree M&A Incorporated.

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free (877)-687-1865

Banks and Brokers call: (212) 750-5833

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL PLEASE DETACH HERE, SIGN AND DATE THIS PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED DYNAVAX TECHNOLOGIES CORPORATION 2025 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD AND THE OTHER PARTICIPANTS IN ITS PROXY SOLICITATION (“DEEP TRACK”) THE BOARD OF DIRECTORS OF DYNAVAX TECHNOLOGIES CORPORATION IS NOT SOLICITING THIS PROXY H The undersigned appoints David Kroin, Richard Brand and Scott Winter and each of them, as attorneys and agents with W full power of substitution to vote all shares of common stock (the “Common Stock) of Dynavax Technologies Corporation (the “Company” or “Dynavax”) which the undersigned would be entitled to vote if personally present at the 2025 Annual Meeting of stockholders of the Company scheduled to be held at []]m., Pacific Daylight Time, on [] [], 2025, at []] (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “2025 Annual Meeting”). T The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the 2025 Annual Meeting that are unknown to Deep Track a reasonable time before this solicitation. E THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO ANY O PROPOSAL(S) ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” THE FOUR (4) DEEP TRACK NOMINEES, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, “FOR” PROPOSAL NO. 4, AND “FOR” PROPOSAL NO. 5, AS APPLICABLE. PROX This Proxy will be valid until the completion of the 2025 Annual Meeting. This Proxy will only be valid in connection with Deep Track’s solicitation of proxies for the 2025 Annual Meeting Y > IMPORTANT: PLEASE MARK, SIGN, DATE, AND MAIL THIS PROXY CARD PROMPTLY! CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DYNAVAX TECHNOLOGIES CORPORATION YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Dynavax Technologies Corporation for the Annual Meeting of Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: Submit your proxy by Internet Please access [] Then, simply follow the easy instructions on the voting site. You will be required to provide the unique control number printed below. Submit your proxy by Telephone Please call toll-free in the U.S. or Canada at [] on a touch-tone telephone (if outside the U.S. or Canada, call []). Then, follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card. Submit your proxy by Mail If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return this proxy card in the enclosed postage-paid envelope to: [] TO VOTE BY MAIL PLEASE DETACH HERE, SIGN AND DATE THIS PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDEDâ–¾ DEEP TRACK STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOUR DEEP TRACK NOMINEES, YOU MAY SUBMIT VOTES FOR UP TO FOUR NOMINEES IN TOTAL, YOU ARE PERMITTED TO VOTE FOR LESS THAN FOUR NOMINEES. IMPORTANTLY, IF YOU MARK MORE THAN FOUR “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID. IF YOU MARK FEWER THAN FOUR “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, THIS PROXY CARD, WHEN DULY EXECUTED, WILL BE VOTED ONLY “FOR” THOSE NOMINEES YOU HAVE SO MARKED. 1. To elect four nominees as Class I directors to hold office until the 2028 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified DEEP TRACK NOMINEES WITHHOLD COMPANY NOMINEES OPPOSED BY DEEP TRACK CAPITAL FOR WITHHOLD 14. Brett A. Erkman te. Brent MacGregor Î Î WITHHOLD WITHHOLD Î 1b. Jeffrey S. Farrow ff. Scot Myers WENHOLD WITHHOLD 10. Michael Mullette Î 1g. Lauren Sävemall WITHHOLD THHOLD 1d. Donald J. Santel Î th. Elaine Sun Î Proposal 2: To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement. ã…ã…ã… DEEP TRACK RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2. DEEP TRACK RECOMMENDS TO VOTE “FOR” PROPOSAL NO. 3. Proposal 3: To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025. FOR AGAINST ABSTAN DEEP TRACK RECOMMENDS TO VOTE FOR” PROPOSAL NO. 4. Proposal 4: To approve an amendment and restatement of FOR The Company’s Restated Certificate of incorporation to declassify the Company’s Board of Directors on a phased basis and implement certain other changes. AGARST ABSTAR DEEP TRACK RECOMMENDS TO VOTE FOR PROPOSAL NO. 5. Proposal 5: Deep Track’s proposal to amend the Company’s FOR AGAINST ABSTAIN Amended and Restated Bylaws to repeal each provision of, or amendment to, the Company’s Amended and Restated Bylaws adopted by the Board without stockholder approval subsequent to November 6, 2018. Date: (Signature) (Signature if held jointly) 2025 (Tile) WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC SHOULD INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING, PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY WHITE PROXY CARD